Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-256050

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED MAY 21, 2021)

19,753,087 Shares

APi Group Corporation

Common Stock

We are offering up to 19,753,087 shares of our common stock, par value $0.0001 per share (the “Shares”).

Our shares of common stock are listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “APG.” The closing sale price on the NYSE for our shares of common stock on September 13, 2021 was $20.36 per share.

Investing in our common stock involves risks. Please refer to the “Risk Factors” section beginning on page S-35 of this prospectus supplement and page 3 of the accompanying prospectus, as well as those contained in the other documents that are incorporated by reference and any related free writing prospectus.

	Per share	Total
Price to the public	$20.25	$400,000,011.75
Underwriting discounts and commissions	$0.6075	$12,000,000.35
Proceeds to APi Group Corporation (before expenses)	$19.6425	$388,000,001.40

See “Underwriting” on page S-42 for additional information regarding underwriting compensation.

The underwriters may also exercise their option to purchase up to an additional 2,962,962 shares from us, at the public offering price, less the underwriting discount, within 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Shares against payment on or about September 17, 2021.

Joint book-running managers

Citigroup				Barclays

J.P. Morgan	RBC Capital Markets	BofA Securities	Baird	UBS Investment Bank

Co-managers

BTIG            CJS Securities

Prospectus Supplement dated September 14, 2021

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying base prospectus dated May 21, 2021 that is also a part of this document. This prospectus supplement and the accompanying base prospectus are part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. Under the shelf registration process, from time to time, we may sell any of the securities described in the accompanying base prospectus in one or more offerings. In this prospectus supplement, we provide you with specific information about this offering. This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein include important information about us, our common stock and other information you should know before investing in our common stock. This prospectus supplement also adds, updates and changes information contained in the accompanying base prospectus. You should read both this prospectus supplement and the accompanying base prospectus, as well as the additional information described in this prospectus supplement under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference,” before investing in our common stock. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying base prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, the statements made in the accompanying base prospectus, or such an earlier filing, as applicable, are deemed modified or superseded by the statements made in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying base prospectus—the statement having the later date modifies or supersedes the earlier statement.

We include cross-references in this prospectus supplement and the accompanying prospectus to captions in these materials where you can find additional related discussions. The table of contents in this prospectus supplement provides the pages on which those captions are located.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus prepared by us or on our behalf. We and the underwriters have not authorized anyone to provide you with different or additional information. If you receive different or additional information, you should not rely on it. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of its respective date, regardless of the time of delivery of the applicable document or of any sale of Shares. Our business, financial condition, results of operations and prospects may have changed since those dates.

We and the underwriters are offering to sell, and seeking offers to buy, Shares only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the Shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Shares and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any Shares offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

As used in this prospectus supplement, unless indicated otherwise, references in this prospectus to “APi,” the “Company,” “we,” “us” and “our” refer to APi Group Corporation and its consolidated subsidiaries.

TRADEMARKS AND TRADE NAMES

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, contain some of our trademarks and trade names. All other trademarks or trade names of any other company appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein belong to their respective owners. Solely for convenience, the trademarks and trade names in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

MARKET AND INDUSTRY DATA

We obtained the industry, market and competitive position data described or referred to throughout this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein from our own internal estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties.

While we believe our internal estimates and research are reliable and the market definitions are appropriate, such estimates, research and definitions have not been verified by any independent source. In particular, some of the market and industry estimates in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein were prepared prior to the novel coronavirus (“COVID-19”) pandemic, and we cannot predict the extent to which these estimates will be affected. These and other factors could cause results to differ materially from those expressed in, or implied by, the estimates made by independent parties and by us. We caution you not to place undue reliance on this data.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements we make in this prospectus supplement and the documents incorporated or deemed to be incorporated by reference herein may constitute “forward-looking statements” within the meaning of the federal securities laws and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, which may contain words such as “expect,” “anticipate,” “will,” “should,” “believe,” “intend,” “plan,” “estimate,” “predict,” “seek,” “continue,” “pro forma,” “outlook,” “may,” “might,” “should,” “can have,” “have,” “likely,” “potential,” “target,” “indicative,” “illustrative,” and variations of such words and similar expressions, including without limitation, to statements, beliefs, projections and expectations about future events. Such statements are based on the Company’s expectations, intentions, and projections regarding its future performance, anticipated events, or trends and other matters that are not historical facts, including beliefs, expectations and/or other forward looking statements regarding: (i) the Company’s intention and ability to consummate the offering of the Shares; (ii) the Company’s beliefs and expectations regarding its business strategies and competitive strengths, and its ability to maintain and advance its market share and position, grow its business organically and through acquisitions, and capitalize on customer demand; (iii) the Company’s beliefs and expectations regarding its ability to achieve key financial targets, including but not limited to organic revenue growth, adjusted EBITDA margin targets, targeted average adjusted cash flow conversion rates, long-term net leverage ratio targets and the Company’s future financial policy, including target leverage and acquisition, dividend and liquidity policies; (iv) the Company’s beliefs regarding competition, its relative market positioning and the competitive factors in the industries it serves; (v) the Company’s beliefs regarding its acquisition platform and ability to execute on and successfully integrate strategic acquisitions; (vi) the Company’s beliefs regarding the recurring and repeat nature of its business; (vii) the Company’s expectations regarding industry trends and their impact on its business, and its ability to capitalize on the opportunities presented in the markets it serves (including, but not limited to, the impact of the Company’s focus on inspection and maintenance services, including statutorily required services, on future revenues); (viii) the Company’s intent to continue to grow its business, both organically and through acquisitions, and the Company’s beliefs regarding the impact of its business strategies on its growth; (ix) the Company’s plans and expectations with respect to operational improvements and the reinvestment of free cash flows leading to increased stockholder value; (x) the Company’s expectations regarding the impact of the COVID-19 pandemic on its business and future financial results, the precautionary measures the Company is taking in response to the pandemic and the impact of those measures on the Company’s business and future financial results; (xi) the

Company’s plans and beliefs with respect to its leadership development platform; (xii) the Company’s beliefs and expectations regarding its future revenue and margin expansion through various initiatives, which may include performance improvements, disciplined project and customer selection, mix of work, pricing initiatives, potential acquisitions or other means; (xiii) the Company’s beliefs regarding its customer relationships and plans to grow existing business and expand service offerings; (xiv) the Company’s beliefs and expectations with respect to the impact of diversity in its client base across geographies and end-markets, as well as customer concentration; (xv) the Company’s beliefs regarding the sufficiency of its properties and facilities; (xvi) the Company’s expectations regarding labor matters; (xvii) the Company’s beliefs regarding the adequacy of its insurance coverage and at reasonable cost; (xviii) the Company’s expectations regarding the increased costs and burdens of being a public company; (xix) the Company’s expectations regarding the cost of compliance with laws and regulations; (xx) the Company’s beliefs and expectations regarding accounting and tax matters; (xxi) the Company’s beliefs regarding the sufficiency of its current sources of liquidity to fund its future liquidity requirements, the Company’s expectations regarding the types of future liquidity requirements and its expectations regarding the availability of future sources of liquidity; (xxii) the Company’s beliefs and expectations regarding its ability to manage results in volatile circumstances, including the expected impact of flexibility in the Company’s cost structure, relatively short project duration and lower capital investments; (xxiii) the Company’s intent to settle future dividends on Series A Preferred Stock in shares of common stock; (xxiv) the Company’s beliefs and expectations regarding opportunities to provide safety services to the Blackstone Purchasers and their affiliates as a result of the Blackstone Private Placement; and (xxv) the Company’s expectations regarding the pending acquisition of the Chubb fire and security business, including the timing for closing, the sources of financing for the consideration and the potential benefits of the acquisition. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Projections and pro forma information are used for illustrative purposes only and actual results could differ materially from those projected as a result of certain factors. We believe these factors include, but are not limited to, those described under “Risk Factors” in our most recent annual report on Form 10-K, as amended or supplemented by subsequent quarterly reports on Form 10-Q, which have been or will be incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as in this prospectus supplement and the accompanying prospectus.

You should also read carefully the factors described or referred to in the “Risk Factors” section of this prospectus supplement and the accompanying prospectus to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. Any forward-looking statements that we make in this prospectus supplement or the accompanying prospectus speak only as of the date of such statement, and, unless required by law, we undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering that is contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because it is a summary, it does not contain all of the information that you should consider before making an investment decision. We urge you to read this entire prospectus supplement, the accompanying prospectus and the financial statements and accompanying notes and other information and documents incorporated by reference herein or therein carefully. Please also read “Risk Factors” contained herein, in the accompanying prospectus and in the documents incorporated by reference herein and therein for more information about important risks that you should consider before investing in our common stock. This prospectus supplement contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors. See “Special Note Regarding Forward-Looking Statements” for more information relating to these factors.

Overview

We are a market-leading business services provider of safety, specialty and industrial services in over 200 locations in North America and Europe. We provide statutorily mandated and other contracted services to a strong base of long-standing customers across industries. We have a winning leadership culture driven by entrepreneurial business leaders who deliver innovative solutions for our customers.

We achieved net revenues of $1.8 billion and $3.6 billion for the six months ended June 30, 2021 and full year ended December 31, 2020, respectively. We operate our business under three primary operating segments, which are also our reportable segments: Safety Services, Specialty Services and Industrial Services.

Our end markets include telecommunications, utilities, commercial, education, entertainment, industrial, manufacturing, distribution and fulfillment centers, government, infrastructure, healthcare, high tech and others. Our services include installation, inspection, maintenance, service and repair, retrofitting and upgrading, engineering and design, and fabrication. The mission-critical nature of the services we offer and regulatory driven inspection and maintenance requirements tend to provide us with reliable and recurring revenue streams.

We were established in 1926 as a small plumbing company in St. Paul, Minnesota and have since evolved to a global industry leader by expanding into key markets and establishing both a national and international presence. In 2019, APi Group, Inc. was acquired by an acquisition vehicle founded by Sir Martin E. Franklin, James E. Lillie, and Ian G.H. Ashken and effective April 29, 2020, our common stock began trading on the NYSE under the ticker symbol “APG”.

Our corporate headquarters are in New Brighton, Minnesota, and we conduct business throughout the United States, Europe and Canada and other foreign locations. The map below highlights our broad geographic footprint:

Our Business Segments

We employ a regional operating model designed to improve speed and responsiveness to our customers across our businesses, empower leadership of our businesses to drive business performance and execute key decisions, and foster cross-functional sharing of best practices. This structure promotes a business-owner mindset among our individual business leaders and combines the personal attention of a small-to-medium sized company with the strength and support of an industry leader. It also allows each of our businesses to remain highly focused on best positioning itself within the categories in which it competes and reinforces strong accountability for operational and financial performance.

We operate our business under three primary operating segments, which are also our reportable segments:

Safety Services (approximately 45% of 2020 net revenues)—A leading provider of safety services in North America and Europe, focusing on end-to-end integrated occupancy systems (fire protection services, Heating, Ventilation, and Air Conditioning (“HVAC”) and entry systems), including design, installation, inspection and service of these integrated systems. The work performed within this segment includes customers in various industries and facilities such as commercial, data center, distribution, education, healthcare, high tech, industrial and special-hazard settings. According to the 2020 Engineering News-Record (“ENR”) report, we were the largest provider of fire protection and sprinkler services in North America and management estimates we were a leading provider of critical safety services in markets in the Benelux region. The average project size in the safety services segment was approximately $10,000 as of December 31, 2020.

Specialty Services (approximately 39% of 2020 net revenues)—A leading provider of a variety of infrastructure services and specialized industrial plant services, which include maintenance and repair of critical infrastructure such as electric, gas, water, sewer and telecommunications infrastructure. According to the ENR report, we were a top five specialty services firm in 2020. Our services include engineering and design, fabrication, installation, maintenance service and repair, and retrofitting and upgrading. Customers within this segment include private and public utilities, communications, healthcare, education, manufacturing, industrial plants and governmental agencies throughout the United States. The average project size in the specialty services segment was approximately $70,000 as of December 31, 2020.

Industrial Services (approximately 16% of 2020 net revenues)—A leading provider of a variety of services to the energy industry focused on transmission and distribution. This segment’s services include oil and gas pipeline infrastructure, access and road construction, supporting facilities, and performing ongoing integrity management and maintenance. The average project size in the industrial services segment was approximately $700,000 as of December 31, 2020.

Our Industry

The industries in which we operate are highly fragmented and comprised of national, regional and local companies that provide services to customers across various end markets and geographies. We believe the following industry trends are affecting, and will continue to affect, demand for our services.

Increased Regulation.    The life safety industry is highly regulated at the federal, state and local levels and continuous regulatory changes, including mandated building codes and inspections and maintenance requirements, continue to generate increasing demand for our services, often on a recurring basis. Specifically, the Uniform Building Codes written by the National Fire Protection Association, and the International Code Council regulate fire suppression and sprinkler systems. Among other things, these codes require testing, inspections, repair, maintenance and specific retrofits of building fire suppression and sprinkler systems which generates recurring revenue related to those services. As these associations and government agencies continue to adopt new, more stringent regulations, the demand for our services increases.

Additionally, in the United States, the Tax Cuts and Jobs Act of 2017 provides federal tax incentives to businesses that install fire suppression and sprinkler systems in new buildings, upgrade existing systems or retrofit existing structures with systems.

COVID-19 and Non-Residential Construction.    The negative economic impacts of COVID-19 have had an overall negative impact on non-residential construction. However, certain end markets we serve have been less impacted, such as data centers and distribution. As a leading provider of specialty contracting services, we are impacted by these macroeconomic events and are unable to know if the recovery from COVID-19 economic impacts in all markets we serve will rebound timely and completely. We believe that certain services driven by regulatory requirements assist our ability to have demand for our services even in tough markets; however, these markets may experience additional congestion.

Differentiated Leadership Development

We provide leadership development opportunities that pave the way for retaining invested, loyal, and quality employees. We have spent approximately $25 to $30 million on leadership development over the past five years and plan to continue to invest in and support our leadership development culture. We believe our leadership development culture empowers the leaders across our businesses, drives business performance and increases future cross-selling opportunities. Another important initiative is our field-based leadership programs. We believe our approach to field leadership is different from our peers’ field-based programs, which tend to focus on technical competence as opposed to leadership. We have sent more than 650 field leaders to the FMI Field Leadership Institute since 2014 and have a variety of learning opportunities specifically tailored to our field leaders. An example of this is our one-day Leading Self program, which focuses on building foundational leadership skills and has had approximately 2,500 attendees since inception.

Our Competitive Strengths

Aligned to Attractive Secular Industry Tailwinds.    We believe that the industries in which we operate are subject to increasingly complex and evolving regulatory environments and have experienced pent-up demand resulting from years of deferred maintenance and retrofit investment. In addition, we believe that there is increasing demand for specialty contracting services and for inspection and maintenance services relating to aging energy infrastructure as customers try to prolong the useful lives of their pipelines and limit incidents. We believe this presents great opportunities for us to drive growth in our businesses and enhance our market share positions. We also believe that the diversity of the niche markets we serve and the regulatory-driven demand for certain of our services will enable us to better withstand various economic cycles.

Stability Through Significant Recurring Service Revenue.    We have a stable cash flow profile driven by our recurring revenue services-focused business model. The mission-critical nature of services and regulatory-driven inspection requirements provide predictable, recurring revenue stream opportunities. Maintenance and service revenues are less cyclical, and are reasonably recurring due to consistent renewal rates and deep customer relationships. On average, service and inspection revenue generates approximately 10% higher gross margin than contract revenue. We have grown the mix of service revenue as a proportion of net revenues for our Life Safety business from approximately 20% in 2008 to approximately 41% in 2020. We have a goal of increasing the mix of service revenue as a proportion of net revenue to 50% or greater in the long term.

Diversified Across Clients, End Markets, Geographies and Projects.    We have a diverse set of long-standing blue chip customers who are spread across a variety of end markets, with low concentration. Many of our customers have high creditworthiness in a direct service relationship or contracting role, providing stable cash flows and a platform for organic growth. Our broad geographic footprint with over 200 locations in North America and Europe allows us to maintain relationships with local decision makers while also having the ability to execute multi-site services for national account customers. Our individual contracts carry little risk due to:

•	Our small average project size of less than $100,000 in 2020 and relatively short average project duration helping to mitigate inflationary exposure;

•	No single customer accounting for more than 5% of net revenues in 2020;

•	Our contract loss rate of less than 1.5% of our adjusted net revenues in 2020; and

•	A significant portion of our business operating across acyclical end markets.

Differentiated Business Model Focused on Growing Service Revenue.    Our go to market strategy is to sell inspection work first, because we estimate that every dollar sold can lead to subsequent service work. In most cases, our inspection work is covered by statutory requirements. Nearly all facilities that have existing life safety systems are required by law to have that system inspected on an annual basis. This strategy differentiates us from our peers and ultimately creates a stickier client relationship, that we believe leads to recurring revenue, higher margins and growth opportunities.

Resilient Business Model with Multiple Levers to Navigate Downturns.    Our proactive approach to managing risk across our platform, recurring revenue services-focused business model and highly variable cost structure provide significant flexibility for the Company to effectively navigate downturns. Our significant union labor force allows us to expand and contract our workforce as market conditions dictate without incurring significant trailing costs or severance. Our average project duration is relatively short, which helps mitigate inflationary exposure to cost of goods sold or changes in labor expense that some peers may experience in an inflationary environment. We also have an asset-light model which requires minimal ongoing maintenance capital expenditures (typically less than 2% of total net revenues). In a downturn we have multiple levers to pull to preserve cash due to a high proportion of variable costs.

Strong Margin and Cash Flow Profile with Clear Path to Continued Margin Expansion.    We believe that, due to our differentiated operating model, diversified services offerings, historically strong organic growth and disciplined acquisition strategy, we have an attractive financial performance profile. In addition, we support margin growth by leveraging our scale to benefit from procurement savings resulting from enhanced purchasing power, serving higher-margin, niche industries, and requiring minimal ongoing maintenance capital expenditures (typically less than 2% of total net revenues). We also have significant recurring revenue, which supports our ability to generate strong operating cash flows. Our long-term objectives include aiming to deliver long-term organic revenue growth above industry average, expand adjusted EBITDA margin to 13% or greater by year-end 2025, and maintain average adjusted free cash flow conversion of approximately 80% or greater. There is no guarantee that we will achieve our goals, which could be impacted by risks highlighted elsewhere in this prospectus supplement or incorporated by reference. See “Special Note Regarding Forward-Looking Statements” and “Risk Factors.”

Our Business Strategy

We intend to continue to grow our businesses, both organically and through acquisitions and advance our position in each of the markets we serve by pursuing the following integrated business strategies:

Drive Organic Growth.    We believe that we can continue to grow our businesses organically and capture additional market share across each of our segments by focusing on growing maintenance, inspection, and service revenue and maximizing cross-selling opportunities.

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Grow Maintenance, Inspection, and Service Revenue. We believe that we can drive substantial organic growth by focusing on growing our maintenance, inspection, and service revenue, which is a component of our business in each of our segments. We plan to capitalize on our broad base of installed projects, cross-selling opportunities, and customer relationships to continue to grow maintenance, inspection, and service revenue.

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Maximize Cross-Selling Opportunities. With diverse businesses, a broad reach across a variety of different industries, geographies, and end markets and a culture of collaboration, we believe that we have significant cross-selling opportunities to service more of the project life cycle and, once a project is completed, to continue to grow attractive recurring revenue streams.

Accelerate Growth through Acquisitions.    We have a well-established acquisition platform with a track record of executing accretive acquisitions through our selective approach to targeting and assessing potential acquisitions that align with our values and strategic priorities. We have a disciplined acquisition platform through which we systematically target, execute and integrate strategic acquisitions. Since 2005, we have completed over 70 acquisitions. Through our selective approach, we identify and assess companies that align with our strategic priorities and demonstrate key value drivers such as culture, geography, end markets and client base, capabilities and leadership, opportunity to expand our service offering or geographic footprint, or provide a competitive opportunity such as new end markets or client base. Each of our businesses maintains its identity, reputation, customer relationships and culture following acquisition while benefiting from the resources of the APi network, which we believe is an important differentiator.

We believe that the markets in which we operate are fragmented and lend themselves to continued opportunistic acquisitions. We have grown, and plan to continue to drive growth through, accretive acquisitions, targeting businesses in our existing segments and those complementary to our service offerings. We believe that our core strategies of driving organic growth and growth through accretive acquisitions, promoting sharing of best practices across all of our businesses and leveraging our scale and services offerings, place us in the position to capitalize on opportunities and trends in the industries we serve, grow our businesses and advance our position in each of our markets. We believe that our diverse customer base, regional approach to operating our businesses, specialty operations in niche markets, strong commitment to leadership development, long-standing customers with a robust reputation in the industries we serve, and strong safety track record differentiates us from our competitors.

Continue to Foster Leadership Development throughout All Levels of the Organization.    We plan to continue to invest in and support our leadership development culture through our Building Great Leaders® platform, which we believe will continue to empower the leaders across our businesses, drive business performance and create future cross-selling opportunities. Our programmatic training and development curriculum focuses on a range of topics from enhancing technical capabilities to developing soft skills, and decision-making training to enable independent company leadership. We believe that this culture will continue to support our decentralized operating model, which combines the personal attention of a small-to-medium sized company with the strength and support of an industry leader.

Leverage Our Scale and Services Portfolio.    We believe that we can grow our businesses and increase our market position by leveraging our scale and broad portfolio of services offerings to capitalize on demand for single-source national providers. For example, we plan to focus on expanding national accounts and further developing an entity-wide purchasing program to realize the benefits from volume discounts and vendor pricing. In addition, we plan to leverage our industry-leading positions and the leadership across our businesses to capture growth opportunities across each of our segments.

COVID-19 Update

We continue to monitor short and long-term impacts of COVID-19, a global pandemic that has caused a significant slowdown in the global economy beginning in March 2020 and continues to impact the global economy as countries experience surges of COVID-19. To date, the services we provide have been deemed to be essential in most instances under various governmental orders. However, as the COVID-19 situation has continued to evolve, we have seen impacts on our work due to the domino effects of various local, state and national governmental orders, including but not limited to, reduced efficiency in performing our work while adhering to physical distancing protocols demanded by COVID-19, customers deferring inspection and service projects, and temporary shutdowns of active projects as customers work through COVID-19 related matters. As a result, we are experiencing delays in certain projects and disruptions to the flow of our work to meet COVID-19 working protocols. Although we are actively quoting new work for customers, should the macro economy continue to be negatively impacted by the COVID-19 pandemic or worsen due to surges in cases, new variants or additional restrictions on operations, it is possible additional projects could be delayed indefinitely or cancelled, or that we may not be allowed access to our customers’ facilities to perform inspection and service projects. In addition, the effects of the COVID-19 pandemic have resulted and could continue to result in greater seasonal and cyclical volatility than would otherwise exist under normal conditions.

New or renewed shelter-in-place orders, closures or other mitigation efforts, and outbreaks in jurisdictions in which we operate or at our project or work sites, could have a material negative impact on our net revenues and earnings. If a large number of our employees who are located in a particular jurisdiction or are working on a project or work site are exposed to or infected with COVID-19 and we are unable to hire qualified personnel due to labor shortages and other impacts of the COVID-19 outbreak, we may be required to delay projects or the provision of our services for a period of time. This could negatively impact our net revenues, have a material adverse impact on our operating results, and cause harm to our reputation.

Generally, during the latter half of 2020 and continuing into first half of 2021, we saw indications of stabilizing and some volume improvements as our teams and customers adapted to working in the COVID-19 environment and with the easing of some shelter-in-place orders as vaccination rates improve. There can be no assurance that this trend, which would allow us to recover prior year volume levels, will continue in a positive manner.

We have begun to experience supply chain disruptions, which are negatively impacting the source and supply of materials needed for our business. The continued impact of COVID-19 on our vendors is evolving and could continue to make it difficult to obtain needed materials at reasonable prices. We also implemented a preemptive cost reduction plan, which saved both expense and cash in 2020. As COVID-19 restrictions were easing and volumes were increasing from earlier lows, the majority of these cost reductions were reinstated in the fourth quarter of 2020.

The United States Department of Homeland Security’s Cybersecurity and Infrastructure Security Agency has warned that cybercriminals will take advantage of the uncertainty created by COVID-19 and federal and state mandated quarantines to launch cybersecurity attacks. The risks could include more frequent malicious cybersecurity and fraudulent activities, as well as schemes which attempt to take advantage of employees’ use of various technologies to enable remote work activities. We believe the COVID-19 outbreak has incrementally increased our cyber risk profile, but we are unable to predict the extent or impacts of those risks at this time. A significant disruption in our information technology systems, unauthorized access to or loss of confidential information, or legal claims resulting from violation of privacy laws could each have a material adverse effect on our business.

While we cannot estimate the duration or future negative financial impact of the COVID-19 pandemic on our business, we are currently experiencing some negative impact, which we expect to continue in the future.

In prior economic downturns, the impact on our business has generally lagged against the impact of other industries. We have no way of knowing if the economic crisis caused by COVID-19 will impact us similarly to past economic downturns.

The Chubb Limited Fire & Security Business Acquisition

Chubb Acquisition Overview

On July 26, 2021, we entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Carrier Global Corporation (“Carrier”), Carrier Investments UK Limited (“Seller”) and Chubb Limited (“Chubb”), to acquire the Chubb fire and security business (the “Chubb Business”), through the acquisition of Chubb for an enterprise value of $3.1 billion, which is comprised of $2.9 billion cash and approximately $200 million of assumed liabilities, and other adjustments (the “Chubb Acquisition”). This amount is subject to increase or decrease based on the amount of working capital of the Chubb Business as of the closing of the Chubb Acquisition. The Chubb Business is a global fire safety and security provider, offering customers complete and reliable services from design and installation to monitoring and ongoing maintenance.

Pursuant to the Purchase Agreement, we have not agreed to acquire any part of the Chubb Business in France, but we have granted a put option to Carrier with respect to such business, which may be exercised by Carrier subject to, and only following completion of, required works council consultations in France.

The cash consideration for the Chubb Acquisition is expected to be funded through a combination of cash on hand, the Private Placement (as described below) and new debt issuances. This offering is not conditioned upon the closing of the Chubb Acquisition.

The closing of the Chubb Acquisition is subject to certain customary closing conditions, including (1) the receipt of certain regulatory approvals pursuant to any applicable competition and foreign investment laws, (2) the absence of any injunction or other judgment that prevents, restrains or prohibits the closing and (3) subject to certain exceptions, the accuracy of the representations and warranties of, and compliance with covenants by, each of the parties to the Purchase Agreement. In addition, the Purchase Agreement provides that the exercise by Carrier of the put option to requires us to purchase the Chubb Business in France is a condition to the obligations of Carrier to cause the closing to occur. The closing of the Chubb Acquisition is not subject to a financing condition or to the approval of Carrier’s stockholders. We currently expect the Chubb Acquisition to close around year-end 2021.

Overview of Chubb Business

Chubb is a full-service provider of fire and electronic security services, including integrated system sales, design, installation, service and monitoring. With an over 200 year history, Chubb is an internationally-recognized brand with approximately 13,000 employees and a presence in 17 countries. Chubb has leading life safety services market positions in France, the U.K., Australia, Canada, Hong Kong and the Netherlands, based on market research.

Like APi, Chubb provides end-to-end services including design and installation, service and maintenance and monitoring through its life safety and security services businesses. Chubb’s life safety business product offerings include detection and alarm systems, fire protection equipment, fire suppression systems and water mist systems. Chubb’s security services product offerings include integrated security solutions, monitoring, video verification and remote guarding, intruder detection and access control. The Chubb Business enjoys a well-diversified customer mix across geographies, end markets and customer type. For 2020, Chubb’s top six geographic markets accounted for approximately 90% of its revenue.

We believe that the Chubb Business is complementary to our existing life safety business, including the recurring, predictable revenue nature of that business. With a focus on service, according to Chubb’s estimates, historically over 60% of the Chubb Business revenue has been recurring in nature, which we expect will support our goal of increasing the mix of our service revenue as a proportion of net revenue to 50% or greater. We expect that the Chubb Acquisition will increase our safety services offerings, which would have resulted in a segment revenue mix of 65% of net revenues from safety services, 25% of net revenues from specialty services and 10% of net revenues from industrial services for 2020, had the Chubb Business been included in our 2020 results.

The Chubb Business supports the customer’s life cycle, including through (1) the design and installation phase which establishes the foundation for future recurring revenue and additional pull-through revenue opportunities through future upgrades and repair, (2) ongoing service, maintenance and updating of systems through multi-year service contracts with recurring revenue opportunities and frequent customer interaction and (3) 24/7 secure remote monitoring through a network of monitoring centers. By committing to an investment in and support of the Chubb team, we expect to drive improvements in the Chubb Business and realize an enhanced financial profile consistent with our existing life safety business.

With its low capital intensive business, strong historical free cash flow conversion and recurring revenue business model, we believe that the Chubb Business offers compelling synergies and will serve as an enhanced services platform for growth and margin expansion, including complementary offerings and cross-selling opportunities among our existing businesses, consistent with our organic growth strategy. We plan to drive operational improvements and reinvest free cash flow, which we expect will lead to increased stockholder value. Following the Chubb Acquisition, we expect our near-term capital allocation plan will focus on deleveraging through an asset-light, high free cash flow conversion operating model and have a goal of returning to below 3.0 times net leverage quickly. There can be no assurance that we will achieve this goal.

We believe that Chubb’s experienced management team fosters a performance and entrepreneurial leadership culture that is aligned with APi’s values and complements our leadership development mindset. We plan to integrate and enhance the combined culture and values to bring out the best of the combined organization.

Private Placement

On July 26, 2021, we entered into (i) a Securities Purchase Agreement with BTO Juno Holdings L.P. and Blackstone Tactical Opportunities Fund—FD L.P. (together the “Blackstone Purchasers”), each an investment vehicle of funds affiliated with The Blackstone Group Inc. (the “Blackstone SPA”), to sell 600,000 shares of the Company’s Series B Perpetual Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), at a price of $1,000 per share for an aggregate purchase price of $600,000,000 (the “Blackstone Private Placement”) and (ii) a Securities Purchase Agreement with Viking Global Equities Master Ltd. and Viking

Global Equities II LP (together the “Viking Purchasers”, and together with the Blackstone Purchasers, the “Purchasers”) (the “Viking SPA” and together with the Blackstone SPA, the “Financing SPAs”), to sell 200,000 shares of the Series B Preferred Stock at a price of $1,000 per share for an aggregate purchase price of $200,000,000 (the “Viking Private Placement” and together with the Blackstone Private Placement, the “Private Placement”). We intend to use the net proceeds from the Private Placement to fund a portion of the consideration for the Chubb Acquisition. We believe that the Private Placement will provide us with opportunities to provide safety services to the Blackstone Purchasers’ and their affiliates’ commercial property portfolio in the United States and internationally.

The holders of the Series B Preferred Stock will be entitled to dividends on the initial liquidation preference of the Series B Preferred Stock at the rate of 5.5% per annum, payable in cash or in certain circumstances, in kind using our common stock. The Series B Preferred Stock will rank senior to our common stock and our Series A preferred stock (the “Series A Preferred Stock”) with respect to dividend rights and rights upon the voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company.

The Series B Preferred Stock will be convertible, at the holder’s option, into shares of the Company’s common stock at a conversion price equal to $24.60 per share subject to certain customary adjustments. The Company may require conversion of all of the outstanding shares of Series B Preferred Stock to common stock if the average share volume-weighted average price of the common stock for 15 consecutive trading days exceeds 150% of the conversion price. The Company may redeem all or any of the Series B Preferred Stock for cash at any time beginning five years after the closing of the Private Placement at a price equal to 105% of the purchase price paid by the Purchasers plus any accrued and unpaid dividends.

The Series B Preferred Stock also carries voting rights on an as-converted basis, certain pre-emptive rights on private equity offerings by the Company and certain registration rights. In addition, for so long as the Blackstone Purchasers hold 50% of the Series B Preferred Stock issued to them under the Blackstone SPA, the Blackstone Purchasers will have the right to nominate for election one member to the Company’s board of directors. The Blackstone Purchasers have agreed to certain standstill provisions for so long as they have this nomination right.

Each of the Financing SPAs contain customary representations, warranties and covenants of the Company and the Purchasers. The Private Placement is expected to close concurrently with the closing of the Chubb Acquisition, subject to customary closing conditions, including, among others (1) the continued accuracy of the representations and warranties contained in the Financing SPAs, (2) the performance in all material respects by each party of its respective covenants and agreements under the Financing SPAs, (3) the closing of the Chubb Acquisition either prior to or substantially simultaneously with the Private Placement Closing and (4) expiration of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Risks Relating to Our Business

Our business is subject to a number of risks of which you should be aware before you decide to invest in our common stock. In particular, you should consider the following risks, which are discussed more fully in this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, each incorporated by reference in this prospectus supplement and the accompanying prospectus:

•

As part of our business strategy, we rely on our ability to successfully acquire other businesses, integrate acquired businesses into our operations, and manage the risks and potential liabilities associated with those acquisitions, and our inability to do so could adversely affect our business and operating results.

•

Our regional, decentralized business model subjects us to various risks which may impact our ability to execute on our business strategies and integrated policies and processes and to operate our business successfully.

•	Our participation in joint ventures presents certain risks, including risks associated with the performance and reputation of our joint venture partners.

•

The costs, expenses and time required to bring our business into compliance with the laws, regulations, and requirements applicable to U.S. publicly traded companies have been and will continue to be significant, and this work may not be completed timely.

•	We have expanded our international operations, which exposes us to additional legal, operational and currency fluctuation risks.

•

Adverse developments in the credit markets could adversely affect funding of projects in our industries and our ability to secure financing, make future investments, take advantage of acquisition opportunities, or pursue other strategic initiatives.

•	A material portion of our revenue is recognized over time based on estimates of contract revenue, costs, and profitability, and our reliance on such projections carries risk of revenue shortfalls.

•	The profitability of many of our customer projects, especially arrangements with fixed price terms, depends on our ability to accurately estimate the costs of and manage those projects.

•	We experience variability in operating results between periods, which impacts our ability to forecast future operating results and meet market expectations.

•

We have a significant amount of goodwill, identifiable intangible assets and fixed assets that are subject to impairment in the future under certain circumstances, including additional goodwill impairment as a result of the COVID-19 pandemic.

•	The COVID-19 pandemic presents risks to our business, markets, supply chain, customers and workforce, to the credit and financial markets, and to the global economy generally.

•	Any shortfalls in our remediation of material weaknesses in our internal controls over financial reporting, or in our implementation and maintenance of effective controls, creates certain risks.

•

Our substantial level of indebtedness and potential future indebtedness, and the associated compliance obligations contained in the financial maintenance covenants in our credit facilities and restrictions on our operations set forth in our credit agreement, increases the potential negative impact of interest rate increases and creates risks to our cash flow, liquidity, and ability to operate our business.

•	We are effectively self-insured against many potential liabilities, which increases the financial risks associated with the realization of such potential liabilities.

•	We generally bear the risks of increases in the cost, or reductions in the supply, of the materials we use in our business.

•

Our contracts portfolio is primarily comprised of contracts with durations of less than six months, many of which are subject to reduction or cancellation, which present risks that turn on our ability to maintain a stable pipeline of projects.

•	Our contracts portfolio also contains many highly-regulated government contracts and guaranties of subsidiary contracts, which present elevated risks in the event of contract breach.

•

A large portion of our workforce is covered by collective bargaining agreements, a fact which limits our discretion in the management of covered employees and carries a risk of strikes or other concerted activities that may impair our operations.

•

We are vulnerable to the economic conditions affecting the industries we serve, including the construction industry and the energy sector, as well as general economic conditions, which present risks of a decline in demand for our services or in the financial condition of our customers and their ability and willingness to invest in infrastructure projects.

•	We often perform our services under dangerous and challenging conditions, which presents substantial risks of injury and associated liability.

•

Many of our services involve the installation of systems designed for the protection of lives and real and personal property, and any failures in the operations of those systems present significant potential liabilities.

•	In our business we face regular litigation across a broad range of claims, including costs related to damages we may be assessed as a result of product liability claims against our customers.

•	Certain of the markets we serve are seasonal, and our projects can be negatively impacted by poor or extreme weather.

•

Our ability to collect on our contracts in the construction industry generally depends on the ability of our customers to collect on upstream contracts, which subjects us to risk of nonpayment or late payment.

•

We are governed by many health, safety and environmental laws and regulations, which presents significant costs associated with compliance and significant risks associated with compliance deficiencies.

•	Customer consolidation in our industries, if realized, presents risks to our business model.

•

We face the general risks of cybersecurity incidents, faulty forecasting of key metrics, deterioration in our performance of services, increases in healthcare costs, significant employee misconduct, and adverse regulatory changes, all of which may negatively impact our operations and financial results.

•

Our success ultimately depends on our ability to compete successfully in the industries and markets we serve which may be jeopardized by the loss of key senior management personnel or a shortage of skilled personnel.

•	We have broad discretion in the use of the net proceeds from this offering and our existing cash and may not use them effectively.

•

We have equity instruments outstanding that would require us to issue additional shares of common stock. Therefore, you may experience significant dilution of your ownership interests and the future issuance of additional shares of our common stock, or the anticipation of such issuances, could have an adverse effect on our stock price.

•	We may issue preferred stock in the future, and the terms of the preferred stock may reduce the value of our common stock.

•	We are subject to various risks relating to the pending Chubb Acquisition.

These risks, among others, may have a material adverse effect on our business, financial condition or results of operations, which could cause the trading price of our shares of common stock to decline and result in a loss of all or a portion of your investment.

Corporate Information

Our principal office is located at 1100 Old Highway 8 NW, New Brighton, Minnesota 55112, and our telephone number at that address is (651) 636-4320. We maintain a website at www.apigroupcorp.com where general information about us is available, and we make our filings with the SEC available on the Investor Relations page of our website. Information on, or accessible through, our website is not part of this prospectus supplement or the accompanying prospectus. Our shares of common stock are listed on the NYSE under the ticker symbol “APG.”

THE OFFERING

Shares offered by us	19,753,087 Shares

Common stock to be outstanding immediately after this offering	221,487,014 shares (or 224,449,976 shares if the underwriters exercise in full their option to purchase additional shares).

Option to purchase additional shares	We have granted the underwriters an option exercisable for 30 days from the date of this prospectus supplement to purchase up to an additional 2,962,962 shares of common stock from us.

Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $387 million (or approximately $445 million if the underwriters exercise in full their option to purchase additional shares).

We intend to use the net proceeds from this offering for general corporate purposes, which may include future acquisitions and other business opportunities, capital expenditures and working capital. See “Use of Proceeds.”

Dividend policy	We have historically not paid cash dividends and do not currently anticipate paying a cash dividend on our common stock. We intend to retain future earnings for reinvestment. Our board of directors will make any future determination as to the payment of dividends at its discretion, and this determination will depend upon our operating results, financial condition and capital requirements, general business conditions and such other factors that the board of directors considers relevant.

Holders of shares of our Series A Preferred Stock are entitled to receive an annual stock dividend, payable in stock or cash at the election of our board of directors, based on the appreciated stock price compared to the highest dividend price previously used in calculating the Series A Preferred Stock dividends. We intend to settle these dividends in shares of common stock.

Market for our common stock	Our common stock is currently listed on the NYSE.

NYSE ticker symbol	“APG”

Risk factors	Investing in our common stock involves substantial risks. You should carefully consider all the information included or incorporated by reference in this prospectus supplement prior to investing in our common stock. In particular, we urge you to carefully consider the factors set forth under “Risk Factors” beginning on page S-35 of this prospectus supplement, page 3 of the accompanying prospectus and in the documents incorporated by reference herein and therein.

Transfer Agent	Computershare Trust Company, N.A.

Unless otherwise indicated, the information presented in this prospectus supplement:

•	assumes no exercise by the underwriters of their option to purchase up to 2,962,962 additional shares of our common stock; and

•

excludes, in reference to the number of shares of common stock outstanding after this offering, (i) 4,000,000 shares of our common stock issuable upon the conversion of shares of Series A Preferred Stock, (ii) 162,500 shares of our common stock issuable upon exercise of outstanding stock options, (iii) 14,707,596 shares of our common stock available for issuance under our APi Group Corporation 2019 Equity Incentive Plan (the “2019 Plan”), (iv) 1,683,097 shares of our common stock underlying outstanding restricted stock units (“RSUs”) and performance stock units (“PSUs”) (assuming target level of performance) issued under the 2019 Plan, and (v) 8,088,680 shares of common stock available for issuance under our APi Group Corporation 2020 Employee Stock Purchase Plan (the “2020 ESPP”), in each case as of August 31, 2021.

The number of shares of common stock to be outstanding immediately after this offering is based on 201,733,927 shares of our common stock issued and outstanding as of August 31, 2021.

SUMMARY FINANCIAL DATA OF APi

The following tables present summary consolidated historical financial data for the Company at the dates and for each of the periods indicated. The summary consolidated historical financial data includes the results of operations for APi Group, Inc. and its consolidated subsidiaries (collectively, “APi Group”) for periods following our October 1, 2019 acquisition of APi Group (which are presented as successor periods) and for APi Group prior to its acquisition by us (which are presented as predecessor periods). The summary consolidated historical financial data as of and for the years ended December 31, 2020 and 2019 have been derived from our (or APi Group’s) audited consolidated financial statements incorporated by reference into this prospectus supplement. The summary consolidated historical financial data as of and for the six-month periods ended June 30, 2021 and 2020 have been derived from our unaudited condensed consolidated financial statements incorporated by reference into this prospectus supplement. The summary consolidated historical financial data for such interim periods contains all normal recurring adjustments that, in the opinion of management, are necessary for a fair statement of the financial information set forth in those statements. Results for the six-month period ended June 30, 2021 are not necessarily indicative of the results that may be expected for the year ended December 31, 2021.

The summary historical consolidated financial data included below should be read in conjunction with “Capitalization” as well as our consolidated financial statements and the notes thereto, included or incorporated by reference into this prospectus supplement.

In this section, we present adjusted net revenues, EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin, each on a segment and consolidated basis, adjusted gross profit and adjusted gross profit margin, and organic change in net revenues on a segment and consolidated basis, which are non-GAAP financial measures. For definitions of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measure, please refer to the applicable reconciliation tables under “—Reconciliations of Non-GAAP Financial Measures” and “—Definitions of Non-GAAP Financial Measures” included in this section.

	Six Months Ended June 30,		Year Ended December 31,		January 1, 2019 Through September 30,	Year Ended December 31,
	2021	2020	2020	2019	2019	2018
(dollars in millions)	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Statement of Operations data:
Net revenues	$1,781	$1,747	$3,587	$985	$3,107	$3,728
Cost of revenues	1,368	1,411	2,831	787	2,503	2,941

Gross profit	413	336	756	198	604	787
Selling, general, and administrative expenses	368	335	725	359	490	625
Impairment of goodwill, intangibles and long-lived assets	—	208	197	—	12	—

Operating income (loss)	45	(207)	(166)	(161)	102	162

Interest expense, net	29	28	52	15	20	22
Loss on extinguishment of debt	9	—	—	—	—	—
Investment income and other, net	(9)	(14)	(34)	(25)	(11)	(6)

Other expense (income), net	29	14	18	(10)	9	16

Loss before income taxes	16	(221)	(184)	(151)	93	146
Income tax provision (benefit)	3	(63)	(31)	2	7	10

Net income (loss)	$13	$(158)	$(153)	$(153)	$86	$136

	Six Months Ended June 30,		Year Ended December 31,		January 1, 2019 Through September 30,	Year Ended December 31,
	2021	2020	2020	2019	2019	2018
(dollars in millions)	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Balance Sheet data:
Cash and cash equivalents	$686	$377	$515	$256	$138	$54
Working capital	$269	$196	$81	$263	$54	$89
Total assets	$4,243	$3,770	$4,065	$4,011	$2,315	$2,041
Total long-term debt, less current portion	1,457	1,163	1,397	1,171	286	305
Total stockholders’ equity	1,828	1,565	1,558	1,757	662	633

Cash Flow Data:
Net cash provided by operating activities	$19	$232	$496	$150	$145	$112
Net cash used in investing activities	(35)	(16)	(340)	(1,728)	(51)	(300)
Net cash provided by/(used in) financing activities	187	(96)	99	1,398	(10)	203

Other Financial Data(1):
Adjusted net revenues	$1,781	$1,669	$3,496	$925	$2,877	$3,499
Adjusted EBITDA	$167	$163	$381	$108	$285	$344
Adjusted EBITDA Margin	9.4%	9.8%	10.9%	11.7%	9.9%	9.8%
Adjusted gross profit	$422	$391	$845	$218	$602	$769
Adjusted gross margin	23.7%	23.4%	24.2%	23.6%	20.9%	22.0%

(1)	The non-GAAP information presented above and elsewhere in this prospectus supplement should be read in conjunction with our audited consolidated financial statements and the related notes thereto and our unaudited condensed consolidated financial statements and related notes thereto included or incorporated by reference in this prospectus supplement. See “—Reconciliations of Non-GAAP Financial Measures.”

Reconciliations of Non-GAAP Financial Measures

The following is a reconciliation of adjusted net revenues to net revenues (in millions):

	Six Months Ended June 30,		Year Ended December 31,		January 1, 2019 Through September 30,	Year Ended December 31,
	2021	2020	2020	2019	2019	2018
(unaudited)	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Net Revenues	$1,781	$1,747	$3,587	$985	$3,107	$3,728
Adjustments to reconcile net revenues to adjusted net revenues:
Divested businesses(a)	—	(78)	(91)	(60)	(230)	(229)

Adjusted net revenues	$1,781	$1,669	$3,496	$925	$2,877	$3,499

(a)	Adjustment to reflect the elimination of amounts related to businesses divested and classified as held-for-sale.

The following is a reconciliation of EBITDA, adjusted EBITDA and adjusted EBITDA Margin (in millions):

	Six Months Ended June 30,		Year Ended December 31,		January 1, 2019 Through September 30,	Year Ended December 31,
	2021	2020	2020	2019	2019	2018
(unaudited)	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Net income (loss)	$13	$(158)	$(153)	$(153)	$86	$136
Interest expense, net	29	28	52	15	20	22
Income tax provision (benefit)	3	(63)	(31)	2	7	10
Depreciation and amortization	102	144	263	69	78	109

EBITDA	$147	$(49)	$131	$(67)	$191	$277

Adjustments
Divested businesses(a)	(1)	6	4	1	23	(7)
Contingent consideration and compensation(b)	(4)	(3)	29	2	(1)	—
Impairment of goodwill and intangible assets(c)	—	203	193	—	12	—
Business process transformation costs(d)	14	4	13	—	—	—
Public company registration, listing and compliance(e)	—	5	5	17	—	—
Acquisition expenses(f)	4	—	10	19	5	34
Inventory step-up(g)	—	—	4	—	—	—

	Six Months Ended June 30,		Year Ended December 31,		January 1, 2019 Through September 30,	Year Ended December 31,
	2021	2020	2020	2019	2019	2018
(unaudited)	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)	(Predecessor)
COVID-19 relief at Canadian subsidiaries, net(h)	(2)	(3)	(8)	—	—	—
Share-based compensation costs(i)	—	—	—	156	37	4
Expenses related to prior ownership(j)	—	—	—	—	18	36
Investment income(k)	—	—	—	(20)	—	—
Loss on extinguishment of debt(l)	9	—	—	—	—	—

Adjusted EBITDA	$167	$163	$381	$108	$285	$344

Adjusted net revenues(m)	$1,781	$1,669	$3,496	$925	$2,877	$3,499
Adjusted EBITDA margin	9.4%	9.8%	10.9%	11.7%	9.9%	9.8%

(a)	Adjustment to reflect the elimination of amounts related to businesses divested and classified as held-for-sale, inclusive of impairment charges and gain/(loss) on sale.
(b)	Adjustment to reflect the elimination of the expense, or reversal of previously recorded expense, attributable to deferred consideration to prior owners of acquired businesses not expected to continue or recur.
(c)	Adjustment to reflect the elimination of non-cash impairment charges related to goodwill and intangible assets.
(d)	Adjustment to reflect the elimination of non-operational costs related to business process transformation, including system and process development costs and implementation of processes and compliance programs related to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”).
(e)	Adjustment to reflect the elimination of costs relating to public company registration, listing and compliance.
(f)	Adjustment to reflect the elimination of potential and completed acquisition-related expenses.
(g)	Adjustment to reflect the elimination of costs related to the fair value step-up of acquired inventory.
(h)	Adjustment to reflect the elimination of miscellaneous income in Canada related to COVID-19 relief, net of severance costs.
(i)	Adjustment to reflect the elimination of non-cash charges of $155 million associated with the Annual Preferred Share Dividend and with equity-based compensation related to prior ownership.
(j)	Adjustment to reflect the elimination of expense under prior ownership not expected to continue or recur following the APi Acquisition.
(k)	Adjustment to reflect the elimination of investment income prior to the APi Acquisition that is not expected to recur. Cash from these investments was used to fund a portion of the cash consideration for the APi Acquisition.
(l)	Adjustment to reflect the elimination of loss on extinguishment of debt resulting from early repayments of long-term debt.
(m)	Adjusted net revenues derived from non-GAAP reconciliations included above.

The following is a reconciliation of adjusted gross profit and adjusted gross margin to gross profit (amounts in millions):

	Six Months Ended June 30,		Year Ended December 31,		January 1, 2019 Through September 30,	Year Ended December 31,
	2021	2020	2020	2019	2019	2018
(unaudited)	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Gross profit	$413	$336	$756	$198	$604	$787
Adjustments to reconcile gross profit to adjusted gross profit:
Divested businesses(a)	—	(1)	(2)	(3)	(4)	(18)
Backlog amortization(b)	3	45	69	22	—	—
Depreciation remeasurement(c)	6	11	18	1	2	—
Inventory step-up(d)	—	—	4	—	—	—

Adjusted gross profit	$422	$391	$845	$218	$602	$769

Adjusted net revenues(e)	$1,781	$1,669	$3,496	$925	$2,877	$3,499
Adjusted gross margin	23.7%	23.4%	24.2%	23.6%	20.9%	22.0%

(a)	Adjustment to reflect the elimination of amounts related to businesses divested and classified as held-for-sale.
(b)	Adjustment to reflect the addback of amortization expense related to backlog intangible assets.
(c)	Adjustment to reflect annualized depreciation expense of $60 million, which is approximately equivalent to medium to long-term cash capital expenditures, and excludes a portion of depreciation arising from purchase accounting step up to fair value of property and equipment.
(d)	Adjustment to reflect the elimination of costs related to the fair value step-up of acquired inventory.
(e)	Adjusted net revenues derived from non-GAAP reconciliations included above.

The following tables contain segment level information, as well as the reconciliations to the closest GAAP measures. The non-GAAP information presented below and elsewhere in this prospectus supplement should be read in conjunction with our audited consolidated financial statements and the related notes thereto and our unaudited condensed consolidated financial statements and related notes thereto included in or incorporated by reference in this prospectus supplement.

	For the Six Months Ended June 30, 2021
	Net revenues change (as reported)	Acquisitions and divestitures, net (a)	Foreign currency translation (b)	Organic change in net revenues (c)
Safety Services	23.0%	11.5%	(1.1)%	12.6%
Specialty Services	13.4%	—	—	13.4%
Industrial Services	(70.0)%	(9.3)%	(0.4)%	(60.3)%
Consolidated	1.9%	0.8%	(0.6)%	1.7%
Consolidated, excluding Industrial Services	17.5%	6.4%	(0.6)%	11.7%

(a)	Adjustments to exclude net revenues from material acquisitions from their respective dates of acquisition until the first year anniversary from date of acquisition and net revenues from divestitures for all periods for businesses divested as of June 30, 2021.
(b)	Represents the effect of foreign currency on reported net revenues, calculated as the difference between the reported net revenues for the current period and reported net revenues for the current period converted at the prior year average monthly exchange rates (excluding acquisitions and divestitures).
(c)	Organic change in net revenues provides a consistent basis for a year-over-year comparison in net revenues as it excludes the impacts of material acquisitions, divestitures, and the impact of changes due to foreign currency translation.

	For the Six Months Ended June 30, 2021				For the Six Months Ended June 30, 2020
	As Reported	Adjustments		As Adjusted	As Reported	Adjustments			As Adjusted
Safety Services
Net revenues	$978	$—		$978	$795	$—			$795
Cost of revenues	669	(1)	(a)	668	569	(21)	(a	)	548

Gross profit	$309	$1		$310	$226	$21			$247

Gross margin	31.6%			31.7%	28.4%				31.1%

Specialty Services
Net revenues	$736	$—		$736	$649	$—			$649
Cost of revenues	632	(2)	(a)	624	571	(16)	(a	)	545
		(6)	(b)			(10)	(b	)

Gross profit	$104	$8		$112	$78	$26			$104

Gross margin	14.1%			15.2%	12.0%				16.0%

Industrial Services
Net revenues	$93	$—		$93	$310	(78)	(c	)	$232
Cost of revenues	93	—		93	278	(77)	(c	)	192
						(8)	(a	)
						(1)	(a	)

Gross profit	$—	$—		$—	$32	$8			$40

Gross margin					10.3%				17.2%

Corporate and Eliminations
Net revenues	$(26)	$—		$(26)	$(7)	$—			$(7)
Cost of revenues	(26)	—		(26)	(7)	—			(7)

Total Consolidated
Net revenues	$1,781	$—		$1,781	$1,747	$(78)	(c	)	$1,669
Cost of revenues	1,368	(3)	(a)	1,359	1,411	(77)	(c	)	1,278
		(6)	(b)			(45)	(a	)
						(11)	(a	)

Gross profit	$413	$9		$422	$336	$55			$391

Gross margin	23.2%			23.7%	19.2%				23.4%

(a)	Adjustment to reflect the addback of amortization expense related to backlog intangible assets.
(b)	Adjustment to reflect annualized depreciation expense of $60 million, which is approximately equivalent to medium to long-term cash capital expenditures, and excludes a portion of depreciation arising from purchase accounting step up to fair value of property and equipment.
(c)	Adjustment to reflect the elimination of amounts related to businesses divested and classified as held-for-sale.

	For the Year Ended December 31, 2020
	As Reported	Adjustments			As Adjusted
Safety Services	(Successor)
Net revenues	$1,639				$1,639
Cost of revenues	1,174	(54)	(a	)	1,116
		(4)	(b	)

Gross profit	$465	$58			$523

Gross margin	28.4%				31.9%

Specialty Services
Net revenues	$1,401				$1,401
Cost of revenues	1,189	(15)	(a	)	1,156
		(18)	(c	)

Gross profit	$212	$33			$245

Gross margin	15.1%				17.5%

Industrial Services
Net revenues	$563	$(91)	(d	)	$472
Cost of revenues	484	(89)	(d	)	395

Gross profit	$79	$(2)			$77

Gross margin	14.0%				16.3%

Corporate and Eliminations
Net revenues	$(16)				$(16)
Cost of revenues	(16)				(16)
Total Consolidated
Net revenues	$3,587	$(91)	(d	)	$3,496
Cost of revenues	2,831	(89)	(d	)	2,651
		(69)	(a	)
		(18)	(c	)
		(4)	(b	)

Gross profit	$756	$89			$845

Gross margin	21.1%				24.2%

(a)	Adjustment to reflect the addback of amortization expense related to backlog intangible assets.
(b)	Adjustment to reflect the elimination of costs related to the fair value step-up of acquired inventory.
(c)	Adjustment to reflect annualized depreciation expense of $60 million, which is approximately equivalent to medium to long-term cash capital expenditures, and excludes a portion of depreciation arising from purchase accounting step up to fair value of property and equipment.
(d)	Adjustment to reflect the elimination of amounts related to businesses divested and classified as held-for-sale.

			For the Six Months Ended June 30,		For the Year Ended December 31,
			2021	2020	2020
Safety Services
Safety Services EBITDA			$138	$67	$140
Adjustments to reconcile EBITDA to adjusted EBITDA:
Contingent consideration and compensation	(a	)	1	2	5
Impairment of goodwill and intangible assets	(b	)	—	34	83
Inventory step-up	(c	)	—	—	4
Business process transformation	(d	)	1	—	—
COVID-19 relief at Canadian subsidiaries, net	(e	)	(2)	(3)	(8)

Safety Services adjusted EBITDA			$138	$100	$224

Specialty Services
Specialty Services EBITDA			$75	$(46)	$95
Adjustments to reconcile EBITDA to adjusted EBITDA:
Contingent consideration and compensation	(a	)	(5)	(5)	22
Impairment of goodwill and intangible assets	(b	)	—	120	52
Acquisition expenses	(f	)	—	—	1

Specialty Services adjusted EBITDA			$70	$69	$170

Industrial Services
Industrial Services EBITDA			$(3)	$(24)	$2
Adjustments to reconcile EBITDA to adjusted EBITDA:
Divested businesses	(g	)	(1)	6	4
Impairment of goodwill and intangible assets	(b	)	—	49	58

Industrial Services adjusted EBITDA			$(4)	$31	$64

Corporate and Eliminations
Corporate and eliminations EBITDA			$(63)	$(46)	$(106)
Adjustments to reconcile EBITDA to adjusted EBITDA:
Contingent consideration and compensation	(a	)	—	—	2
Business process transformation	(d	)	13	4	13
Public company registration, listing and compliance	(h	)	—	5	5
Loss on extinguishment of debt	(i	)	9	—	—
Acquisition expenses	(f	)	4	—	9

Corporate and Eliminations adjusted EBITDA			$(37)	$(37)	$(77)

(a)	Adjustment to reflect the elimination of the expense, or reversal of previously recorded expense, attributable to deferred consideration to prior owners of acquired businesses not expected to continue or recur.
(b)	Adjustment to reflect the elimination of non-cash impairment charges related to goodwill and intangible assets.
(c)	Adjustment to reflect the elimination of costs related to the fair value step-up of acquired inventory.
(d)	Adjustment to reflect the elimination of non-operational costs related to business process transformation, including system and process development costs and implementation of processes and compliance programs related to the Sarbanes-Oxley Act of 2002.
(e)	Adjustment to reflect the elimination of miscellaneous income in Canada related to COVID-19 relief, net of severance costs.
(f)	Adjustment to reflect the elimination of potential and completed acquisition-related expenses.
(g)	Adjustment to reflect the elimination of amounts related to businesses divested and classified as held-for-sale, inclusive of impairment charges and gain/(loss) on sale.
(h)	Adjustment to reflect the elimination of costs relating to public company registration, listing and compliance.
(i)	Adjustment to reflect the elimination of loss on extinguishment of debt resulting from early repayments of long-term debt.

Definitions of Non-GAAP Financial Measures

The SEC has adopted rules to regulate the use of “non-GAAP financial measures” that are derived on the basis of methodologies other than in accordance with U.S. GAAP. In this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, we supplement our reporting of consolidated financial information determined in accordance with U.S. GAAP with non-U.S. GAAP financial measures within the meaning of Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We use certain non-U.S. GAAP financial measures that are included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein both in explaining our results to stockholders and the investment community and in our internal evaluation and management of our businesses. Management believes that these non-U.S. GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view our performance using the same tools that management uses to evaluate our past performance, reportable business segments and prospects for future performance, (b) permit investors to compare us with our peers and (c) determine certain elements of management’s incentive compensation. Specifically:

•

Adjusted net revenues is defined as net revenues excluding the impact and results of businesses classified as assets held-for-sale and businesses divested. Management believes that this measure is useful as a supplement to enable investors to compare period-over-period results on a more consistent basis without the effects of businesses classified as assets held-for-sale and businesses divested, which more meaningfully reflects our core ongoing operations and performance. We use adjusted net revenues to evaluate our performance, both internally and as compared with our peers, because it excludes certain items that may not be indicative of our core operating results. Adjusted gross profit is defined as gross profit excluding the impact and results of businesses classified as assets held-for-sale and businesses divested and certain non-cash and other specifically identified items. Management believes that this measure is useful as a supplement to enable investors to compare period-over-period results on a more consistent basis without the effects of businesses classified as assets held-for-sale and businesses divested, which more meaningfully reflects our core ongoing operations and performance. We use adjusted gross profit to evaluate our performance, both internally and as compared with our peers, because it excludes certain items that may not be indicative of our core operating results.

•

Management believes that adjusted net revenues and adjusted gross profit, which are non-GAAP financial measures that exclude business transformation and other expenses for the integration of acquired businesses, the impact and results of businesses classified as assets held-for-sale and businesses divested, and one-time and other events such as impairment charges, share-based compensation, transaction and other costs related to acquisitions, amortization of intangible assets and depreciation remeasurements associated with acquisitions, net COVID-19 relief, and certain tax benefits from the acquisition of APi Group, Inc. (the “APi Acquisition”), are useful because they provide investors with a meaningful perspective on the current underlying performance of our core ongoing operations.

•

We also present organic changes in net revenues on a segment and consolidated basis to provide a more complete understanding of underlying revenue trends by providing net revenues on a consistent basis as it excludes the impacts of material acquisitions, completed divestitures, and changes in foreign currency from year-over-year comparisons on reported net revenues, calculated as the difference between the reported net revenues for the current period and reported net revenues for the current period converted at the prior year average monthly exchange rates (excluding acquisitions and divestitures). The remainder is divided by the prior year net revenues, excluding the impacts of material acquisitions and completed divestitures.

•

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is the measure of profitability used by management to manage our segments and, accordingly, in our segment reporting. We supplement the reporting of our consolidated financial information with EBITDA, adjusted EBITDA and adjusted

EBITDA margin. Adjusted EBITDA is defined as EBITDA excluding the impact of certain non-cash and other specifically identified items. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by adjusted net revenues. We believe these non-U.S. GAAP measures provide meaningful information and help investors understand our financial results and assess our prospects for future performance. We use EBITDA, adjusted EBITDA and adjusted EBITDA margin to evaluate our performance, both internally and as compared with our peers, because they exclude certain items that may not be indicative of our core operating results. Consolidated EBITDA is calculated in a manner consistent with segment EBITDA, which is a measure of segment profitability.

•

We present free cash flow, adjusted free cash flow and adjusted free cash flow conversion, which are liquidity measures used by management as factors in determining the amount of cash that is available for working capital needs or other uses of cash, however, they do not represent residual cash flows available for discretionary expenditures. Free cash flow is defined as cash provided by (used in) operating activities less capital expenditures. Adjusted free cash flow is defined as cash provided by (used in) operating activities plus or minus events including, but not limited to, transaction and other costs related to acquisitions, business transformation and other expenses for the integration of acquired businesses, impacts of businesses classified as assets held-for-sale and businesses divested, and one-time and other events such COVID-19 related payroll tax deferral and relief items. Adjusted free cash flow conversion is defined as adjusted free cash flow as a percentage of adjusted EBITDA.

While we believe these non-U.S. GAAP measures are useful in evaluating our performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with U.S. GAAP. These non-U.S. GAAP financial measures may differ from similar measures presented by other companies. In addition, these non-U.S. GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded or included in determining these non-U.S. GAAP financial measures. Investors are encouraged not to rely on any single financial measure to evaluate our business and to review the reconciliation of these non-U.S. GAAP financial measures to their most comparable U.S. GAAP financial measure, which can be found above under “—Reconciliations of Non-GAAP Financial Measures.”

SUMMARY CARVE-OUT FINANCIAL DATA OF THE CHUBB BUSINESS

The following tables present summary historical carve-out financial data for the Chubb Business at the dates and for each of the periods indicated. The summary historical carve-out financial data as of and for the years ended December 31, 2020 and 2019 have been derived from the Chubb Business’s audited carve-out financial statements incorporated by reference into this prospectus supplement. The summary historical carve-out financial data as of June 30, 2021 and for the six-month periods ended June 30, 2021 and 2020 have been derived from the Chubb Business’s unaudited carve-out financial statements incorporated by reference into this prospectus supplement.

The method of calculating the Chubb Business Adjusted EBITDA, a non-GAAP financial measure, differed from our method of calculating Adjusted EBITDA and, as a result, the financial information of synergies included or described herein may not be comparable and/or indicative of our future results of operations. As such, you are cautioned not to place undue reliance on this information. For a definition of this non-GAAP financial measure and reconciliations to the most comparable GAAP financial measure, please refer to the applicable reconciliation tables and “—Definitions of Chubb Business Non-GAAP Financial Measures” included in this section.

	Six Months Ended June 30,		Year Ended December 31,
(dollars in millions)	2021	2020	2020	2019
Statement of Operations data:
Net sales:
Product Sales	$413	$310	$696	$808
Service Sales	689	574	1,252	1,323

Total	1,102	884	1,948	2,131

Costs and expenses:
Cost of products sold	336	253	567	654
Cost of services sold	435	367	788	841
Research and development	0	0	0	0
Selling, general and administrative	282	259	547	532

Total	1,053	879	1,902	2,027
Other income, net	3	2	8	6

Operating profit	52	7	54	110
Non-service pension benefit	40	33	69	76
Interest income, net	13	17	31	48

Income from operations before income taxes	105	57	154	234
Income tax expense	63	73	106	57

Net income (loss) from operations	42	(16)	48	177
Less: Non-controlling interest in subsidiaries’ (loss) income from operations	(1)	0	(1)	(0)

Net income (loss) attributable to Chubb Fire & Security Group	$43	$(16)	$48	$177

Balance Sheet data:
Cash and cash equivalents	$43		$33	$42
Working capital	$72		$96	$89
Total assets	$3,131		$3,098	$2,974
Total liabilities	$1,185		$1,145	$1,043
Total Carrier net investment and non-controlling interests	$1,946		$1,953	$1,931

	Six Months Ended June 30,		Year Ended December 31,
(dollars in millions)	2021	2020	2020	2019
Cash Flow Data:
Net cash flows provided by operating activities	$75	$28	$60	$150
Net cash flows used in investing activities	(4)	(5)	(11)	(13)
Net cash flows used in financing activities	(59)	(17)	(60)	(133)

Other Financial Data(1):
Chubb Business Adjusted EBITDA	$111	$58	$172	$218

(1)	The non-GAAP information presented above with respect to the Chubb Business should be read in conjunction with the audited and unaudited carve-out financial statements of the Chubb Business and the related notes thereto incorporated by reference into this prospectus supplement. See “—Reconciliations of Chubb Business Non-GAAP Financial Measures.”

Reconciliations of Chubb Business Non-GAAP Financial Measures

			Six Months Ended June 30,		Year Ended December 31,
			2021	2020	2020	2019
Net income (loss)			$43	$(16)	$48	$177

Adjustments to reconcile net income (loss) to Chubb Business EBITDA:
Interest expense (income), net			(13)	(17)	(31)	(48)
Income tax provision (benefit)			63	73	106	57
Depreciation and amortization			18	19	39	43

Chubb Business EBITDA			111	59	162	229
Adjustments to reconcile Chubb Business EBITDA to Chubb Business Adjusted EBITDA:
Reversal of Seller fees/corporate allocations	(a	)	28	28	52	39
Non-service pension income	(b	)	(40)	(33)	(69)	(76)
Restructuring	(c	)	14	5	19	20
Other non-recurring items	(d	)	—	—	9	7
Noncash expenses	(e	)	—	3	4	4
Foreign exchange	(f	)	(3)	(3)	(5)	(5)

Chubb Business Adjusted EBITDA			$110	$59	$172	$218

(a)	Adjustment to reflect the reversal of Seller fees and corporate allocations and other headquarters charges to the Chubb Business not expected to recur following the Chubb Acquisition offset by standalone costs currently in place and planned in conjunction with the Chubb Acquisition.
(b)	Adjustment to reflect the elimination of non-service pension benefit of pension and post-retirement plans related to the Chubb Business.
(c)	Adjustment to reflect the elimination of Chubb Business restructuring expenses not expected to recur primarily related to severance and property exit costs.
(d)	Adjustment to reflect the elimination of Chubb Business out-of-period and other costs not expected to recur following the Chubb Acquisition, consisting of diligence adjustments of $3 million related to corporate headquarters related costs and non-recurring IT spending, equally offset by standalone costs of $3 million.
(e)	Adjustment to reflect Chubb Business non-cash amortization of lease assets, asset retirement obligations and stock-based compensation programs.
(f)	Adjustment to reflect the current foreign exchange rates applied to period presented.

Definitions of Chubb Business Non-GAAP Financial Measures

Chubb Business EBITDA is defined as the Chubb Business’s earnings before interest, taxes, depreciation and amortization. Chubb Business Adjusted EBITDA is defined as Chubb Business EBITDA excluding the impact of certain non-cash and other specifically identified items that are non-recurring in nature and that will be eliminated following the closing of the Chubb Acquisition. We believe these non-U.S. GAAP measures provide meaningful information and help investors understand the financial results of the Chubb Business.

While we believe these non-U.S. GAAP measures are useful in evaluating the performance of the Chubb Business, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with U.S. GAAP. These non-U.S. GAAP financial measures may differ from similar measures presented by other companies. For example, the method of calculating the Chubb Business Adjusted EBITDA differed from APi’s method of calculating Adjusted EBITDA and, as a result, the financial information of synergies included or described herein may not be comparable and/or indicative of our future results of operations. As such, you are cautioned not to place undue reliance on this information. In addition, these non-U.S. GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded or included in determining these non-U.S. GAAP financial measures. Investors are encouraged not to rely on any single financial measure to evaluate the Chubb Business and to review the reconciliation of these non-U.S. GAAP financial measures to their most comparable U.S. GAAP financial measure, which can be found above under “—Reconciliations of Chubb Business Non-GAAP Financial Measures.”

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following summary unaudited pro forma condensed combined financial information presents the summary unaudited pro forma condensed combined balance sheet data as of June 30, 2021 and the summary unaudited pro forma condensed combined statements of operations data for the six months ended June 30, 2021 and 2020 and the year ended December 31, 2020 are based upon the combined historical financial statements of the Company and the historical carve-out financial information of the Chubb Business, after giving effect to (1) the Chubb Acquisition and the related financing transactions, which are expected to close around year-end 2021, subject to satisfaction of specified closing conditions, and (2) the issuance of the Shares offered in connection with this offering, and related adjustments described in the full Unaudited Pro Forma Condensed Combined Financial Statements incorporated by reference into this prospectus supplement. The summary unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives effect to the such transactions as if they had occurred on June 30, 2021. The summary unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and 2020, and year ended December 31, 2020, give effect to such transactions as if they had occurred on January 1, 2020. This offering is not conditioned on the consummation of the Chubb Acquisition or related transactions. There can be no assurance that the Chubb Acquisition or any of the related transactions described herein will close.

This summary unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Chubb Acquisition and the issuance of Shares offered in this offering had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of the combined company. This summary unaudited pro forma condensed combined financial information also does not give effect to the potential impact of any anticipated synergies, operating efficiencies or cost savings resulting from the Chubb Acquisition, had the Company owned the Chubb Business in the periods indicated above, or any integration costs and benefits from restructuring plans. For additional information, please see the full Unaudited Pro Forma Condensed Combined Financial Statements, and the related Notes thereto, incorporated by reference into this prospectus supplement.

	Pro Forma Combined
(dollars in millions)	Six Months Ended June 30,		Year Ended December 31, 2020
Statement of Operations data:	2021	2020
Net revenues	$2,883	$2,631	$5,535
Cost of revenues	2,131	2,075	4,257

Gross profit	752	556	1,278

Selling, general, and administrative expenses	700	688	1,413
Impairment of goodwill, intangible, and other assets	—	208	197
Other (income) expense, net	—	—	—

Operating income (loss)	52	(340)	(331)

Interest income (expense), net	(58)	(57)	(120)
Non-service pension benefit	48	37	78
Loss on extinguishment of debt	—	14	—
Investment income (expense) and other, net	9	—	33

Other income (expense)	(1)	(6)	(9)

Income (loss) before income taxes	42	(346)	(340)
Income tax provision (benefit)	45	(38)	(6)

	Pro Forma Combined
(dollars in millions)	Six Months Ended June 30,		Year Ended December 31, 2020
Statement of Operations data:	2021	2020
Net income (loss), including noncontrolling interests	$(3)	$(308)	$(334)
Less net income (loss) attributable to noncontrolling interests	(1)	—	—

Net income (loss) attributable to the Company	$(2)	$(308)	$(334)

Accrued stock dividend on preferred stock	(22)	(22)	(266)

Net income (loss) attributable to common shares	$(24)	$(330)	$(600)

Other Financial Data(1):
Pro Forma Adjusted EBITDA	$277	$222	$553

(1)	The non-GAAP information presented above should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Statements and the related notes thereto incorporated by reference into this prospectus supplement. See “—Reconciliations of Pro Forma Non-GAAP Financial Measures.”

Balance Sheet data:	As of June 30, 2021
Cash and cash equivalents	$338
Working capital	$451
Total assets	$8,140
Total long-term debt, less current portion	$2,968
Total stockholders’ equity	$2,597

Reconciliations of Pro Forma Non-GAAP Financial Measures

			Pro Forma Combined
			Six Months Ended June 30,		Year Ended December 31, 2020
			2021	2020
Net income (loss)			$(2)	$(308)	$(334)

Adjustments to reconcile net income (loss) to Pro Forma Combined EBITDA:
Interest expense (income), net			58	57	120
Income tax provision (benefit)			45	(38)	(6)
Depreciation and amortization			165	244	463

Pro Forma Combined EBITDA			266	(45)	243
Adjustments to reconcile Pro Forma Combined EBITDA to Pro Forma Combined Adjusted EBITDA:
Divested businesses	(a	)	(1)	6	4
Contingent consideration and compensation	(b	)	(4)	(3)	25
Impairment of goodwill and intangible assets	(c	)	—	203	197
Business process transformation costs	(d	)	14	4	13
Public company registration, listing and compliance	(e	)	—	5	5
Acquisition expenses	(f	)	4	43	53
Inventory step-up	(g	)	—	16	20
COVID-19 relief at Canadian subsidiaries, net and debt extinguishment costs	(h	)	7	(3)	(8)
Reversal of Seller fees/corporate allocations	(i	)	28	28	52

			Pro Forma Combined
			Six Months Ended June 30,		Year Ended December 31, 2020
			2021	2020
Non-service pension income	(j	)	(48)	(37)	(78)
Restructuring	(k	)	14	5	19
Other non-recurring items	(l	)	—	—	9
Noncash expenses	(m	)	—	3	4
Foreign exchange	(n	)	(3)	(3)	(5)

Pro Forma Combined Adjusted EBITDA			$277	$222	$553

(a)	Adjustment to reflect the elimination of amounts related to businesses divested and classified as held-for-sale, inclusive of impairment charges and gain/(loss) on sale.
(b)	Adjustment to reflect the elimination of expense attributable to deferred consideration to prior owners of acquired businesses not expected to continue or recur.
(c)	Adjustment to reflect the elimination of non-cash impairment charges related to goodwill.
(d)	Adjustment to reflect the elimination of costs related to business process transformation.
(e)	Adjustment to reflect the elimination of costs relating to public company registration, listing and compliance.
(f)	Adjustment to reflect the elimination of potential and completed acquisition-related expenses.
(g)	Adjustment to reflect the elimination of costs related to the fair value step-up of acquired inventory.
(h)	Adjustment to reflect the elimination of miscellaneous income in Canada related to COVID-19 relief, net of severance costs, and $9 million of debt extinguishment costs for the six months ended June 30, 2021.
(i)	Adjustment to reflect the reversal of Seller fees and corporate allocations and other headquarters charges to the Chubb Business not expected to recur following the Chubb Acquisition offset by standalone costs currently in place and planned in conjunction with the Chubb Acquisition.
(j)	Adjustment to reflect the elimination of non-service pension benefit of pension and post-retirement plans related to the Chubb Business.
(k)	Adjustment to reflect the elimination of Chubb Business restructuring expenses not expected to recur primarily related to severance and property exit costs.
(l)	Adjustment to reflect the elimination of Chubb Business out-of-period and other costs not expected to recur following the Chubb Acquisition, consisting of diligence adjustments of $3 million related to corporate headquarters related costs and non-recurring IT spending, equally offset by standalone costs of $3 million.
(m)	Adjustment to reflect Chubb Business non-cash amortization of lease assets, asset retirement obligations and stock-based compensation programs.
(n)	Adjustment to reflect the current foreign exchange rates applied to period presented.

Definitions of Pro Forma Non-GAAP Financial Measures

Pro Forma EBITDA is defined as combined earnings before interest, taxes, depreciation and amortization of APi and the Chubb Business adjusted to give effect to the Chubb Acquisition and related financing transactions, assuming that such acquisition and transactions were consummated on January 1, 2020, as required under Article 11 of Regulation S-X. Pro Forma Adjusted EBITDA is defined as Pro Forma EBITDA excluding the impact of certain non-cash and other specifically identified items that are non-recurring in nature, including items that will be eliminated following the closing of the Chubb Acquisition.

While we believe these non-U.S. GAAP measures are useful in evaluating historical performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with U.S. GAAP. These non-U.S. GAAP financial measures may differ from similar measures presented by other companies. For example, the method of calculating the Chubb

Business Adjusted EBITDA differed from APi’s method of calculating Adjusted EBITDA and, as a result, the financial information of synergies included or described herein may not be comparable and/or indicative of our future results of operations. As such, you are cautioned not to place undue reliance on this information. In addition, these non-U.S. GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded or included in determining these non-U.S. GAAP financial measures. Investors are encouraged not to rely on any single financial measure to evaluate APi and the Chubb Business and to review the reconciliation of these non-U.S. GAAP financial measures to their most comparable U.S. GAAP financial measure, which can be found above under “—Reconciliations of Pro Forma Non-GAAP Financial Measures.”

RISK FACTORS

Before deciding to invest in our common stock, you should consider carefully the following discussion of risks and uncertainties affecting us and our common stock, as well as the risks and uncertainties incorporated by reference in this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC on March 24, 2021, our subsequent periodic reports, including our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021, and the other information contained or incorporated by reference in this prospectus supplement. If any of the events anticipated by these risks and uncertainties occur, our business, financial condition and results of operations could be materially and adversely affected, and the value of our common stock could decline. The risks and uncertainties we discuss in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein are those that we currently believe may materially affect our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may materially and adversely affect our business, financial condition and results of operations. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors. See “Special Note Regarding Forward-Looking Statements” for more information relating to these factors.

Risks Related to this Offering and Ownership of our Common Stock

We have broad discretion in the use of the net proceeds from this offering and our existing cash and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering as well as our existing cash, and you will be relying on the judgment of our management regarding such application. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our management might not apply the net proceeds from this offering or our existing cash in ways that ultimately increase the value of your investment. If we do not invest or apply the net proceeds from this offering or our existing cash in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

We have equity instruments outstanding that would require us to issue additional shares of common stock. Therefore, you may experience significant dilution of your ownership interests and the future issuance of additional shares of our common stock, or the anticipation of such issuances, could have an adverse effect on our stock price.

As of August 31, 2021, we had 4,000,000 shares of Series A Preferred Stock, which are convertible into shares of our common stock on a one-for-one basis, at any time at the option of the holder. We are obligated to pay dividends on our 4,000,000 outstanding shares of Series A Preferred Stock based on the market price of our common stock if such market price exceeds certain trading price minimums. These dividends are payable in cash or shares of our common stock, at our sole option (which we intend to settle in shares). The issuance of common stock pursuant to the terms of the Series A Preferred Stock will reduce (by the applicable proportion) the percentage stockholdings of those stockholders holding common stock prior to such issuance which may reduce your net return on your investment in our common stock. On December 31, 2020, we approved a stock dividend of 12,447,912 shares of common stock with respect to the Series A Preferred Stock, which represented 20% of the appreciation of the average market price per share of common stock over our initial public offering price of $10.00 multiplied by 141,194,638 (being the Preferred Share Dividend Equivalent as defined in our certificate of incorporation). The dividend price was $17.8829 (calculated based upon the volume weighted average share price over the last ten trading days of the year). In subsequent years, the dividend amount will be calculated based on the appreciated stock price compared to the highest dividend price previously used in calculating the Series A Preferred Stock dividend. Such issuance of common stock as a stock dividend could have a dilutive impact on, and reduce the value of, the outstanding common stock.

Furthermore, pursuant to the Private Placement, we agreed to issue an aggregate of 800,000 shares of Series B Preferred Stock to the Purchasers concurrently with the closing of the Chubb Acquisition. The shares of Series B Preferred Stock will be convertible into shares of our common stock at a specified conversion price. The holders of the Series B Preferred Stock will also be entitled to dividends on the initial liquidation preference of the Series B Preferred Stock at the rate of 5.5% per annum, which may in certain circumstances be payable in kind using the Company’s common stock. Such issuance of common stock as a stock dividend could have a dilutive impact on, and reduce the value of, the outstanding common stock.

We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for our common stock in connection with future acquisitions, future issuances of our securities for capital raising purposes or for other business purposes. Future sales by us of substantial amounts of our common stock, or the perception that sales could occur, could have a material adverse effect on the price of our common stock.

In addition, we have various outstanding equity awards to employees and directors under the 2019 Plan. As of August 31, 2021, we had 162,500 shares of common stock issuable upon exercise of outstanding stock options, an aggregate of 1,683,097 shares of common stock underlying outstanding RSUs and PSUs issued under the 2019 Plan, 14,707,596 shares of common stock available for issuance under the 2019 Plan and 8,088,680 shares of common stock available under the 2020 ESPP.

We may issue preferred stock in the future, and the terms of the preferred stock may reduce the value of our common stock.

Under the terms of our certificate of incorporation, our board of directors is authorized to create and issue one or more additional series of preferred stock, and, with respect to each series, to determine number of shares constituting the series and the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, which may include dividend rights, conversion or exchange rights, voting rights, redemption rights and terms and liquidation preferences, without stockholder approval. If we create and issue one or more additional series of preferred stock, it could affect your rights or reduce the value of our outstanding common stock. For example, the Private Placement contemplates the issuance of Series B Preferred Stock, which will provide certain dividend rights, conversion rights and a liquidation preference, among other rights. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of our common stock and which could have certain anti-takeover effects.

Our stock price may be volatile and, as a result, you could lose a significant portion or all of your investment.

The market price of our common stock on the NYSE may fluctuate as a result of several factors, including the following:

•	our operating and financial performance and prospects;

•	variations in our quarterly operating results or those of other companies in our industries;

•	volatility in our industries, the industries of our customers and suppliers and the securities markets;

•	risks relating to our businesses and industries, including those discussed above and in the filings incorporated by reference into this prospectus supplement and the accompanying prospectus;

•	strategic actions by us or our competitors;

•	damage to our reputation, including as a result of issues relating to the quality or safety of the services we provide and systems we install;

•	actual or expected changes in our growth rates or our competitors’ growth rates;

•	investor perception of us, the industries in which we operate, the investment opportunity associated with the common stock and our future performance;

•	addition to or departure of our executive officers;

•

changes in financial estimates or publication of research reports by analysts regarding our common stock, other comparable companies or our industries generally, or termination of coverage of our common stock by analysts;

•	our failure to meet estimates or forecasts made by analysts, if any;

•	trading volume of our common stock;

•	future sales of our common stock by us or our stockholders;

•	economic, legal and regulatory factors unrelated to our performance;

•	adverse or new pending litigation against us;

•	the release or expiration of lock-up or other transfer restrictions on our outstanding common stock; or

•

issuance of future annual Series A Preferred Stock dividends which are intended to be settled in common stock and, if the Private Placement is consummated, the issuance of future annual Series B Preferred Stock dividends which may be settled in common stock.

Furthermore, the stock markets often experience significant price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions or interest rate changes may cause the market price of our common stock to decline.

If securities or industry analysts either do not publish research about us, or publish inaccurate or unfavorable research about us, our businesses could be adversely impacted or, if such analysts change their recommendations regarding our common stock adversely, our stock price or trading volume could decline.

The trading market for our common stock is influenced in part by the research and reports that securities or industry analysts may publish about us, our businesses, our market, or our competitors. If one or more of the analysts initiate research with an unfavorable rating or downgrade our common stock, provide more favorable recommendations about our competitors, or publish inaccurate or unfavorable research about our businesses, the trading price of our common stock would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

We cannot assure you that we will declare dividends or have the available cash to make dividend payments.

To the extent we intend to pay dividends on our common stock, we will pay such dividends at such times (if any) and in such amounts (if any) as our board of directors determines appropriate and in accordance with applicable law and in accordance with restrictions included in the credit agreement governing our term loan facility and secured revolving credit facility and in the indenture governing our outstanding senior notes. Payments of such dividends will be dependent on the generation of sufficient cash flow from operations to fund any potential dividend payment. We can therefore give no assurance that we will be able to pay dividends going forward or as to the amount of such dividends, if any.

You may experience dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price in this offering. We may sell shares of our common stock or other securities in any other offering at a price that is less than the price paid by investors in this offering, and investors purchasing shares of our common stock or other securities in the future could have rights superior to existing stockholders. The price at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price paid by investors in this offering.

Delaware law and our organizational documents contain certain provisions, including anti-takeover provisions, which limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Our certificate of incorporation and bylaws, and the Delaware General Corporation Law (“DGCL”), contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors and therefore depress the trading price of our common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of our board of directors or taking other corporate actions, including effecting changes in our management. These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our board of directors or management.

In addition, Section 203 of the DGCL restricts certain “business combinations” with “interested stockholders” for three years following the date that a person becomes an interested stockholder unless: (1) the “business combination” or the transaction which caused the person or entity to become an interested stockholder is approved by the board of directors prior to such business combination or transactions; (2) upon the completion of the transaction in which the person or entity becomes an “interested stockholder,” such interested stockholder holds at least 85% of our voting stock not including (i) shares held by officers and directors and (ii) shares held by employee benefit plans under certain circumstances; or (3) at or after the person or entity becomes an “interested stockholder,” the “business combination” is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by such interested stockholder. A Delaware corporation may elect not to be governed by Section 203. We have not made such an election.

We operate as a holding company and our principal source of operating cash is income received from our subsidiaries.

We have a holding company structure and do not have any material assets or operations other than ownership of equity interests of our subsidiaries. Our operations are conducted almost entirely through our subsidiaries, and our ability to generate cash to meet our obligations or to pay dividends is highly dependent on the earnings of, and receipt of funds from, our subsidiaries through dividends or intercompany loans. As a result, we are dependent on the income generated by our subsidiaries to meet our expenses and operating cash requirements. The amount of distributions and dividends, if any, which may be paid from our subsidiary, APi Group, Inc., and its subsidiaries to us will depend on many factors, including APi Group, Inc.’s results of operations and consolidated financial condition, its constitutional documents, documents governing any indebtedness of us or APi Group, Inc., limits on dividends under applicable law, and other factors which may be outside of our control. If our subsidiaries are unable to generate sufficient cash flow, we may be unable to pay our expenses or make distributions and dividends on the common stock.

Our stockholders may be required to bring certain actions or proceedings relating to us in the Delaware Court of Chancery and certain actions asserting claims arising under the Securities Act in the federal district courts of the United States.

Pursuant to our certificate of incorporation, unless we consent in writing to an alternative forum, the Delaware Court of Chancery is the sole and exclusive forum for: (1) derivative actions or proceedings brought on behalf of us; (2) actions asserting a claim of fiduciary duty owed by any of our directors, officers or employees to us or our stockholders; (3) civil actions to interpret, apply, enforce or determine the validity of the our certificate of incorporation or bylaws; or (4) actions asserting a claim governed by the internal affairs doctrine. Under our certificate of incorporation, if the Delaware Court of Chancery lacks jurisdiction over any of the foregoing actions or proceedings, then the sole and exclusive forum for such actions or proceedings will be another state or federal court located in the State of Delaware, as long as such court has jurisdiction over the parties. These Delaware forum provisions require our stockholders to bring certain types of actions and proceedings relating to Delaware law in the Delaware Court of Chancery or another state or federal court located in the State of Delaware and therefore may prevent our stockholders from bringing such actions or proceedings in another court that a stockholder may view as more convenient, cost-effective or advantageous to the stockholder or the claims made in such action or proceeding, or may discourage them from bringing such actions or proceedings.

In addition, pursuant to our certificate of incorporation, unless we consent in writing to an alternative forum, the U.S. federal district courts will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any action asserting a claim arising under the Securities Act. This forum provision prevents our stockholders from bringing claims arising under the Securities Act in state court, which court our stockholders may view as more convenient, cost effective or advantageous to the claims made in such action and therefore may discourage such actions. In addition, while the Delaware Supreme Court has recently upheld provisions of the certificates of incorporation of other Delaware corporations that are similar to this forum provision, a court of a state other than the State of Delaware could decide that such provisions are not enforceable under the laws of that state.

Neither the Delaware nor the Securities Act forum provisions are intended by us to limit the forums available to our stockholders for actions or proceedings asserting claims arising under the Exchange Act.

Risks Related to the Pending Chubb Acquisition

Our ability to complete the Chubb Acquisition is subject to various closing conditions, including the receipt of consents and approvals from governmental authorities, which may impose conditions that could adversely affect us or cause the acquisition not to be completed.

On July 26, 2021, we entered into the Purchase Agreement with Carrier, Seller and Chubb. Pursuant to the Purchase Agreement, on the terms and subject to the conditions therein, we agreed to acquire the Chubb Business through the Chubb Acquisition. The Chubb Acquisition is subject to a number of conditions to closing as specified in the Purchase Agreement. These closing conditions include, among others, the receipt of certain regulatory approvals pursuant to any applicable competition and foreign investment laws. No assurance can be given that the required governmental and regulatory consents and approvals will be obtained or that the required conditions to closing will be satisfied, and, if all required consents and approvals are obtained and the required conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents and approvals. Any delay in completing the Chubb Acquisition could cause us not to realize, or to be delayed in realizing, some or all of the benefits that we and Chubb expect to achieve if the Chubb Acquisition is successfully completed within its expected time frame.

Additionally, either we or Carrier may terminate the Purchase Agreement under certain circumstances, including, among other reasons, if the Chubb Acquisition is not completed by July 26, 2022 (which date may be extended under certain circumstances).

We can provide no assurance that the various closing conditions will be satisfied and that the necessary approvals will be obtained, or that any required conditions will not materially adversely affect us following the Chubb Acquisition. In addition, we can provide no assurance that these conditions will not result in the abandonment or delay of the Chubb Acquisition. The occurrence of any of these events individually or in combination could have a material adverse effect on our results of operations and the trading price of our common stock.

The termination of the Purchase Agreement could negatively impact our business.

If the Chubb Acquisition is not completed for any reason, our ongoing business may be adversely affected and, without realizing any of the expected benefits of having completed the Chubb Acquisition, we would be subject to a number of risks, including the following:

•	we may experience negative reactions from the financial markets, including negative impacts on our stock price;

•	we may experience negative reactions from our customers, suppliers, distributors and employees;

•

we will be required to pay our costs relating to the Chubb Acquisition, such as financial advisory, legal, financing and accounting costs and associated fees and expenses, whether or not the Chubb Acquisition is completed;

•	we could be subject to time-consuming and costly litigation related to the Chubb Acquisition; and

•

matters relating to the Chubb Acquisition (including integration planning) require substantial commitments of time and resources by our management, which could otherwise have been devoted to day-to-day operations or to other opportunities that may have been beneficial to our business.

We will incur significant acquisition-related costs in connection with the Chubb Acquisition, and we could incur substantial expenses related to the integration of Chubb.

We have incurred and expect to incur a number of non-recurring costs associated with the integration of Chubb into our business, as well as transaction fees and other costs related to the Chubb Acquisition. These costs and expenses include fees paid to financial, legal and accounting advisors, facilities and systems consolidation costs, severance and other potential employment-related costs, including severance payments that may be made to certain Chubb employees, filing fees, printing expenses and other related charges. We will need to pay some of these costs regardless of whether the Chubb Acquisition is completed.

The Chubb Business, we and any other relevant person is exposed to risks in connection with the funding of Chubb’s pension commitments.

The Chubb Business operates two defined benefit pension plans in the United Kingdom, which plans are closed to new members and future benefit accrual, as well as plans in Ireland and Australia. These plans are financed predominantly through externally invested pension plan assets via externally managed funds and insurance companies, which investments are subject to market, interest rate and inflation risks. If these investments do not perform well or are not managed properly and their values decline significantly, it could result in a substantial coverage shortfall for these pension obligations and therefore significantly increase the net pension obligations of the Chubb Business, which could adversely affect our financial condition.

The Pensions Regulator in the United Kingdom has the statutory power to require additional funding or other financial support to be put in place for either Chubb defined benefit pension plan in the United Kingdom which, if exercised, could result in significant liabilities arising for the Chubb Business and/or us. In addition, the Pensions Regulator in the United Kingdom has recently been given additional statutory powers which could result in the imposition of criminal sanctions on the Chubb Business and/or us or any other person in relation to either Chubb defined benefit pension plan in the United Kingdom. The UK Pensions Regulator would need to satisfy a number of statutory tests in order to exercise its powers successfully.

The unaudited pro forma financial information incorporated by reference into this prospectus supplement may not accurately reflect our financial position or results of operations following the completion of the Chubb Acquisition, and the historical financial information of the Chubb Business may not be a reliable indicator of future results.

The unaudited pro forma financial information incorporated by reference into this prospectus supplement is presented for illustrative purposes only and may not be an indication of what our financial position or results of operations would have been had the Chubb Acquisition been completed on the dates indicated. The unaudited pro forma financial information has been derived from our audited and interim historical financial statements along with those audited and interim carve-out financial statements of the Chubb Business, and various adjustments and assumptions have been made regarding the combined company after giving effect to the Chubb Acquisition. The assets and liabilities of the Chubb Business have been measured at fair value based on various preliminary estimates using assumptions that management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates and assumptions may be revised as additional information becomes available and as additional analyses are performed. As a result, the historical financial information presented for the Chubb Acquisition may not be a reliable indicator of future results. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the Chubb Acquisition. Any potential decline in our financial condition or results of operations may cause significant variations in the trading price of our common stock following the Chubb Acquisition.

USE OF PROCEEDS

We expect that the net proceeds to us from this offering will be approximately $387 million (or $445 million if the underwriters exercise their option to purchase additional shares in full). We expect to use the net proceeds from the Shares offered by us in this offering for general corporate purposes, which may include future acquisitions and other business opportunities, capital expenditures and working capital.

DIVIDEND POLICY

We have historically not paid cash dividends and do not currently anticipate paying a cash dividend on our common stock. We intend to retain future earnings for reinvestment. Our board of directors will make any future determination as to the payment of dividends at its discretion, and this determination will depend upon our operating results, financial condition and capital requirements, general business conditions and such other factors that the board of directors considers relevant.

Holders of shares of our Series A Preferred Stock are entitled to receive an annual stock dividend, payable in stock or cash at the election of our board of directors, based on the appreciated stock price compared to the highest dividend price previously used in calculating the Series A Preferred Stock dividends. We intend to settle these dividends in shares of common stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2021 (i) on an actual basis; (ii) on an as adjusted basis to give effect to the issuance of approximately 19.8 million new Shares in this offering, after deducting the underwriting discount and commissions and estimated offering expenses payable by us and assuming no exercise of the underwriters’ option to purchase additional shares; and (iii) on a further adjusted basis to give further effect to the consummation of the pending Chubb Acquisition and related financing transactions described elsewhere in this prospectus supplement as if they had occurred on June 30, 2021.

We have estimated that the net proceeds from this offering, after deducting the estimated underwriting fees and expenses, will be approximately $387 million.

This offering is not conditioned on the consummation of the Chubb Acquisition or related transactions. There can be no assurance that the Chubb Acquisition or any of the related transactions described herein will close. You should read this table together with our consolidated financial statements and other financial information incorporated by reference herein.

	At June 30, 2021
(in millions, except share data)	Actual	As Adjusted	Further Adjusted
Cash and cash equivalents	$686	$1,073	$292
Debt:
Revolving Credit Facility(1)	—	—	—
2019 Term Loan	1,140	1,140	1,140
Senior Notes	350	350	350
Chubb Acquisition—New Term Loan	—	—	1,000
Chubb Acquisition—New Senior Notes	—	—	400
Other Debt	2	2	2

Total Debt	1,492	1,492	2,892
Total Equity	1,828	2,218	3,018	(2)

Total Capitalization	$3,320	$3,710	$5,910

(1)	Not inclusive of $73 million of outstanding letters of credit as of June 30, 2021.
(2)	Reflects issuance of Series B Preferred Stock under the Financing SPAs for an aggregate purchase price of $800 million. Pro forma adjusted diluted earnings per share would have been $1.55 for the trailing twelve months ended June 30, 2021, after giving effect to this offering and the consummation of the Chubb Acquisition and related financing transactions, and the Chubb Acquisition is 36% accretive to such per share amount. The reconciliation of pro forma adjusted diluted earnings per share is as follows:

(in millions, except per share data)		Pro Forma For the Trailing Twelve Months Ended June 30, 2021(a)
Adjusted EBITDA	(a)(b)	$608

Adjustments to reconcile adjusted EBITDA to adjusted net income:
Interest expense (income), net	(c)	109
Depreciation remeasurement	(c)	78

Adjusted net income before taxes		$421

Income tax provision (benefit) (as reported)		$131
Adjustments to reconcile income tax provision (benefit) to adjusted income tax provision:		(36)

Adjusted income tax provision		$95

Adjusted net income		$326

Earnings per share:
Diluted weighted average shares outstanding (as reported)		187
Adjustments to reconcile diluted weighted average shares outstanding to adjusted diluted weighted average shares outstanding:
Dilutive impact of shares from GAAP net loss		3
Dilutive impact of preferred shares		2
Pro forma common stock issuance		19

Adjusted diluted weighted average shares outstanding		211

Adjusted diluted EPS		$1.55
APi historical adjusted diluted EPS	(a)(b)	$1.14
Accretion		36%

(a)	The pro forma financial information for the trailing twelve months ended June 30, 2021 have been derived by adding our audited financial information for the year ended December 31, 2020 to our unaudited financial information for the six months ended June 30, 2021 and subtracting our unaudited financial information for the six months ended June 30, 2020.
(b)	Refer to “Summary Financial Data of APi—Reconciliations of Non-GAAP Financial Measures” and “Summary Unaudited Pro Forma Condensed Combined Financial Data—Reconciliations of Pro Forma Non-GAAP Financial Measures” for reconciliations of these non-GAAP financial measures.
(c)	Refer to “Summary Financial Data of APi—Reconciliations of Non-GAAP Financial Measures” for additional information and a description of the adjustments.

UNDERWRITING

Citigroup Global Markets Inc. and Barclays Capital Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of Shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.	7,209,877
Barclays Capital Inc.	4,444,445
J.P. Morgan Securities LLC	1,580,247
RBC Capital Markets, LLC	1,580,247
BofA Securities, Inc.	1,382,716
Robert W. Baird & Co. Incorporated	1,382,716
UBS Securities LLC	1,382,716
BTIG, LLC	493,827
CJS Securities, Inc.	296,296

Total	19,753,087

The underwriting agreement provides that the obligations of the underwriters to purchase the Shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Shares (other than those covered by the underwriters’ option to purchase additional shares described below) if they purchase any of the Shares.

Shares sold by the underwriters to the public will initially be offered at the price to the public set forth on the cover of this prospectus supplement. Any Shares sold by the underwriters to securities dealers may be sold at a discount from the price to the public not to exceed $0.3645 per Share. If all the Shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

If the underwriters sell more Shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 2,962,962 additional shares at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other Shares that are the subject of this offering.

The Shares are listed on the New York Stock Exchange under the symbol “APG.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	No Exercise	Full Exercise
Per share	$0.6075	$0.6075
Total	$12,000,000	$13,800,000

We estimate that our portion of the total expenses of this offering will be $1 million. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $35,000.

Lock-Up Agreements

We, our officers and directors and certain stockholders, have agreed that, for a period of 60 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Citigroup Global

Markets Inc. and Barclays Capital Inc., dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock. Citigroup Global Markets Inc. and Barclays Capital Inc. in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

The restrictions described in the immediately preceding paragraph do not apply to the following, subject to certain limitations and conditions:

•	transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering;

•	transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock as a bona fide gift;

•

in the case of a non-natural person, distributions of shares of common stock or any security convertible into or exercisable or exchangeable for common stock to limited partners, members or stockholders of the undersigned;

•

in the case of a natural person, transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock by will or intestate succession or to any trust or entity for the direct or indirect benefit of such person or any member of the immediate family of the undersigned;

•

the transfer of shares of common stock or any security convertible into common stock to the Company upon a vesting event of the Company’s securities or upon the exercise of options to purchase the Company’s securities, in each case on a “cashless” or “net exercise” basis or to cover tax withholding obligations in connection with such vesting or exercise;

•	the entry by us, our officers or directors into a trading plan established in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended; or

•

in the case of a non-natural person, transfers of shares of common stock to any wholly-owned subsidiary of one of our major shareholders (including any corporation, partnership, limited liability company or other entity that is directly or indirectly owned by one of our major shareholders) or to the parent corporation of a major shareholder or any wholly-owned subsidiary of such parent corporation.

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional shares, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ underwriters’ option to purchase additional shares.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ option to purchase additional shares.

•	Covering transactions involve purchases of shares either pursuant to the underwriters’ option to purchase additional shares or in the open market in order to cover short positions.

•

To close a naked short position, the underwriters must purchase shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase shares in the open market or must exercise the option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Conflicts of Interest

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates.

In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our credit facility. We may use a portion of the net proceeds from this offering to repay a portion of our outstanding borrowings under our credit facility, and, as a result, certain of the underwriters or certain of their respective affiliates may receive a portion of the net proceeds of this offering. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Certain of the underwriters or their respective affiliates have provided a bridge loan commitment to finance a portion of the Chubb Acquisition and will be entitled to customary fees and reimbursement of expenses in connection therewith upon consummation of the Chubb Acquisition.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no Shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that

Relevant State, all in accordance with the Prospectus Regulation), except that offers of Shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

a.	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

b.	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of underwriters for any such offer; or

c.	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Shares shall require the Issuer or any Manager to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any Shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the Managers that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any Shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The above selling restriction is in addition to any other selling restrictions set out below.

In connection with the offering, the underwriters are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.

Notice to Prospective Investors in the United Kingdom

In relation to the United Kingdom (“UK”), no Shares have been offered or will be offered pursuant to the offering to the public in the UK prior to the publication of a prospectus in relation to the Shares which has been approved by the Financial Conduct Authority in the UK in accordance with the UK Prospectus Regulation and the FSMA, except that offers of Shares may be made to the public in the UK at any time under the following exemptions under the UK Prospectus Regulation and the FSMA:

a.	to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

b.	to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of underwriters for any such offer; or

c.	at any time in other circumstances falling within section 86 of the FSMA,

provided that no such offer of Shares shall require the Issuer or any Manager to publish a prospectus pursuant to Section 85 of the FSMA or Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

Each person in the UK who initially acquires any Shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the Managers that it is a qualified investor within the meaning of the UK Prospectus Regulation.

In the case of any Shares being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the UK to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, and the expression “FSMA” means the Financial Services and Markets Act 2000.

In connection with the offering, the underwriters are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Canada

The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the Shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The Shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the Shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the Shares to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The Shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Germany

Each person who is in possession of this prospectus is aware that no German sales prospectus (Verkaufsprospekt) within the meaning of the Securities Sales Prospectus Act (WertpapierVerkaufsprospektgesetz), or the Act, of the Federal Republic of Germany has been or will be published with respect to our shares. In particular, the underwriters have represented that they have not engaged and have agreed that they will not engage in a public offering (offentliches Angebot) within the meaning of the Act with respect to any of our shares otherwise than in accordance with the Act and all other applicable legal and regulatory requirements.

Notice to Prospective Investors in Hong Kong

The Shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The Shares offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The Shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Shares may not be circulated or distributed, nor may the Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Shares pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Greenberg Traurig, P.A., Fort Lauderdale, Florida. Latham & Watkins LLP, New York, New York, advised the underwriters in connection with the offering of the Shares.

EXPERTS

The consolidated financial statements of APi Group Corporation and subsidiaries as of December 31, 2020 and 2019 (Successor), the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for the years ended December 31, 2020 and 2019 (Successor), period from January 1, 2019 through September 30, 2019, and the year ended December 31, 2018 (Predecessor), and the related notes (collectively, the consolidated financial statements) have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 consolidated financial statements makes reference to a change in method of accounting for leases as of January 1, 2019 due to the adoption of FASB Accounting Standard Codification (Topic 842) Leases.

The audited historical financial statements of Chubb Fire & Security Group (A Business of Carrier Global Corporation) incorporated in this prospectus supplement by reference to APi Group Corporation’s Current Report on Form 8-K filed on September 13, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3 with the SEC for the Shares we are offering hereby. This prospectus supplement and the accompanying prospectus, which constitutes a part of the registration statement, does not include all of the information in the registration statement. You should refer to the registration statement and its exhibits for additional information. Statements contained in this prospectus supplement regarding the contents of any document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such document filed as an exhibit to the registration statement.

We are required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. The SEC also maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov. We also maintain a website at www.apigroupcorp.com, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information on, or accessible through, our website is not part of this prospectus supplement or the accompanying prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement and the accompanying prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement (but prior to the completion of this offering) will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC, which documents contain important information about us and our common stock:

•	our annual report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 24, 2021;

•	our quarterly reports on Form 10-Q for the fiscal quarter ended March 31, 2021, filed with the SEC on May 12, 2021, and for the quarter ended June 30, 2021, filed with the SEC on August 11, 2021;

•

our current reports on Form 8-K (other than information furnished rather than filed), filed with the SEC on January 4, 2021, January 28, 2021, February  19, 2021, February 26, 2021, June  16, 2021, June 22, 2021, July  16, 2021, July  30, 2021, September  8, 2021 and September 13, 2021;

•

the description of our common stock set forth in our registration statement on Form 8-A, filed on April 27, 2020 pursuant to Section 12 of the Exchange Act, including any subsequent amendment or report filed for the purpose of updating that description; and

•	all subsequent documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this supplement prospectus and before the completion of this offering.

This prospectus does not, however, incorporate by reference any documents or portions thereof, whether specifically listed above or furnished by us in the future, that are not deemed “filed” with the SEC, including information “furnished” pursuant to Items 2.02, 7.01 and 9.01 of Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Any information incorporated by reference herein is available to you without charge upon written or oral request. If you would like a copy of any of this information, please submit your request to us at the following address:

APi Group Corporation

1100 Old Highway 8 NW

New Brighton, Minnesota 55112

Attn: Secretary

Tel: (651) 636-4320

PROSPECTUS

$500,000,000

APi Group Corporation

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

We may offer, issue and sell, from time to time, in one or more offerings and series, together or separately, shares of our common stock, shares of our preferred stock or debt securities, in amounts, at prices and on terms that will be determined at the time of any such offering and described in one or more supplements to this prospectus. The debt securities and preferred stock we may offer may be convertible into or exercisable or exchangeable for debt, common or preferred stock or other securities of APi Group Corporation or debt or equity securities of one or more other entities.

This prospectus provides a general description of the securities that we may offer and the general manner in which we will offer them. Each time we offer securities for sale using this prospectus, we will provide specific terms and describe the specific manner in which we will offer these securities in supplements to this prospectus. The prospectus supplement may also add, update or change the information in this prospectus.

This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement that includes a description of the method and terms of the offering.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate herein by reference, before you invest in our securities. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “APG.”

Investing in our securities involves risks. Please refer to the “Risk Factors” section on page 3 and the supplemental risk factors contained in any applicable prospectus supplement and in the documents we incorporate herein by reference for a description of the risks you should consider before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 21, 2021.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”).

Under this shelf registration process, we may, from time to time, offer and/or sell, in one or more offerings and series, together or separately, shares of our common stock, preferred stock or debt securities. This prospectus only provides you with a general description of the securities that we may offer. Each time we offer and sell our securities under this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the terms of the securities and the offering. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. Before purchasing any of our securities, you should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should rely only on the information contained in this prospectus, the documents incorporated by reference in this prospectus and any prospectus supplement that we may provide to you. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. If anyone provides you with different or additional information, you should not rely on it. This prospectus may only be used where it is legal to sell these securities. This prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. The information in this prospectus, any prospectus supplement or any documents incorporated herein or therein by reference is accurate as of the date contained on the cover of such documents. Neither the delivery of this prospectus or any prospectus supplement, nor any sale made under this prospectus or any prospectus supplement will, under any circumstances, imply that the information in this prospectus or any prospectus supplement is correct as of any date after the date of this prospectus or any such prospectus supplement.

Unless indicated otherwise, references in this prospectus to “APi,” the “Company,” “we,” “us” and “our” refer to APi Group Corporation and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

Certain statements we make in this prospectus and the documents incorporated or deemed to be incorporated by reference herein may constitute “forward-looking statements” within the meaning of the federal securities laws and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding (i) the Company’s beliefs and expectations regarding its business strategies and competitive strengths, and its ability to maintain and advance its market share and position, grow its business organically and through acquisitions, and capitalize on customer demand; (ii) the Company’s beliefs regarding competition, its relative market positioning and the competitive factors in the industries it serves; (iii) the Company’s beliefs regarding its acquisition platform and ability to execute on and successfully integrate strategic acquisitions; (iv) the Company’s beliefs regarding the recurring and repeat nature of its business; (v) the Company’s expectations regarding industry trends and their impact on its business, and its ability to capitalize on the opportunities presented in the markets it serves; (vi) the Company’s intent to continue to grow its business, both organically and through acquisitions, and the Company’s beliefs regarding the impact of its business strategies on its growth; (vii) the Company’s expectations regarding the impact of the COVID-19 pandemic on its business and future financial results, the precautionary measures the Company is taking in response to the pandemic and the impact of those measures on the Company’s business and future financial results; (viii) the Company’s plans and beliefs with respect to its leadership development platform; (ix) the Company’s beliefs regarding its customer relationships and plans to grow existing business and expand service offerings; (x) the Company’s beliefs regarding the sufficiency of its properties and facilities; (xi) the

Company’s expectations regarding labor matters; (xii) the Company’s beliefs regarding the adequacy of its insurance coverage and at reasonable cost; (xiii) the Company’s expectations regarding the increased costs and burdens of being a public company; (xiv) the Company’s expectations regarding the cost of compliance with laws and regulations; (xv) the Company’s expectations and beliefs regarding accounting and tax matters; (xvi) the Company’s beliefs regarding the sufficiency of its current sources of liquidity to fund its future liquidity requirements, the Company’s expectations regarding the types of future liquidity requirements and its expectations regarding the availability of future sources of liquidity; and (xvii) the Company’s intent to settle future dividends on Series A Preferred Stock in shares. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. We believe these factors include, but are not limited to, those described under “Risk Factors” in our most recent annual report on Form 10-K, as amended or supplemented by subsequent quarterly reports on Form 10-Q, which have been or will be incorporated by reference into this prospectus, as well as in this prospectus or in any prospectus supplement hereto.

You should also read carefully the factors described or referred to in the “Risk Factors” section of this prospectus and any prospectus supplement to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. Any forward-looking statements that we make in this prospectus or any prospectus supplement speak only as of the date of such statement, and, unless required by law, we undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

THE COMPANY

We are a market-leading business services provider of safety, specialty and industrial services in over 200 locations, primarily in North America and with an expanding platform in Europe. We provide statutorily mandated and other contracted services to a strong base of long-standing customers across industries. We have a winning leadership culture driven by entrepreneurial business leaders to deliver innovative solutions for our customers.

We believe that our core strategies of driving organic growth and growth through accretive acquisitions, promoting sharing of best practices across all of our businesses and leveraging our scale and services offerings, place us in the position to capitalize on opportunities and trends in the industries we serve, grow our businesses and advance our position in each of our markets. We believe that our diverse customer base, regional approach to operating our businesses, specialty operations in niche markets, strong commitment to leadership development, long-standing customers with a robust reputation in the industries we serve, and strong safety track record differentiates us from our competitors.

We operate our business under three operating segments, which are also our reportable segments:

•

Safety Services—A leading provider of safety services in North America and Europe, focusing on end-to-end integrated occupancy systems (fire protection solutions, HVAC and entry systems), including design, installation, inspection and service of these integrated systems. The work performed within this segment spans across industries and facilities and includes commercial, data center, distribution, education, healthcare, high tech, industrial and special-hazard settings.

•

Specialty Services—A leading provider of a variety of infrastructure services and specialized industrial plant services, which include maintenance and repair of critical infrastructure such as electric, gas, water, sewer and telecommunications infrastructure. Our services include engineering and design, fabrication, installation, maintenance service and repair, and retrofitting and upgrading. Customers within this segment vary from private and public utilities, communications, healthcare, education, manufacturing, industrial plants and governmental agencies throughout the United States.

•

Industrial Services—A leading provider of a variety of services to the energy industry focused on transmission and distribution. This segment’s services include oil and gas pipeline infrastructure, access and road construction, supporting facilities, and performing ongoing integrity management and maintenance.

Our principal office is located at 1100 Old Highway 8 NW, New Brighton, Minnesota 55112, and our telephone number at that address is (651) 636-4320. We maintain a website at www.apigroupcorp.com where general information about us is available. Information on, or accessible through, our website is not part of this prospectus.

RISK FACTORS

Any investment in our securities is speculative and involves a high degree of risk. Please carefully consider the risk factors described under the heading “Risk Factors” in our most recent annual report on Form 10-K, as amended or supplemented by subsequent quarterly reports on Form 10-Q, which have been or will be incorporated by reference into this prospectus, as well as any risks that may be set forth in this prospectus. You should also carefully consider the information set forth under “Risk Factors” in any applicable prospectus supplement and in our filings with the SEC pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, incorporated by reference herein. You should also consider all other information contained in and incorporated by reference into this prospectus or any applicable prospectus supplement before making an investment decision. Additional risks and uncertainties that are currently unknown to us or that we currently consider to be immaterial may also adversely impair our business or adversely affect our financial condition or results of operations. If any of the events described in the risk factors incorporated by reference in this prospectus occurs, our business, financial condition or results of operations could be materially and adversely affected.

USE OF PROCEEDS

Unless stated otherwise in a prospectus supplement, the net proceeds from the sale of securities described in this prospectus will be used for general corporate purposes.

When a particular series of securities is offered, the related prospectus supplement will set forth our intended use for the net proceeds received from the sale of those securities. Pending application for specific purposes, the net proceeds may be invested in marketable securities.

DESCRIPTION OF CAPITAL STOCK

The following is a description of certain general terms and provisions of our common stock and preferred stock. This description does not purport to be complete and is subject in all respects to applicable Delaware law and qualified by reference to the provisions of our certificate of incorporation and our bylaws. Copies of our certificate of incorporation and bylaws are incorporated by reference herein and will be provided to stockholders upon request. See “Where Can You Find More Information.”

General

The Company’s authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001 per share, and 7,000,000 shares of preferred stock, par value $0.0001 per share, of which 4,000,000 is designated Series A Preferred Stock. As of May 5, 2021, we had 201,282,227 shares of common stock and 4,000,000 shares of Series A Preferred Stock issued and outstanding.

Common Stock

Voting

Except as otherwise required by applicable law or as provided by the certificate of incorporation, including matters required to be submitted solely to a vote of the holders of Series A Preferred Stock (or any other series of preferred stock of the Company then outstanding), each holder of common stock is entitled to one vote for each share of common stock owned of record on all matters submitted to a vote of stockholders of the Company. Except as otherwise required by applicable law or as provided by the certificate of incorporation, including matters required to be submitted solely to a vote of the holders of Series A Preferred Stock (or any other series of preferred stock of the Company then outstanding), holders of common stock (as well as holders of any series preferred stock then outstanding and entitled to vote together with the holders of common stock, including the Series A Preferred Stock) vote together as a single class on all matters presented to the Company’s stockholders for their vote or approval, including the election of directors. There is no cumulative voting rights with respect to the election of directors or any other matters submitted to a vote of the stockholders of the Company.

Dividends and distributions

Subject to applicable law and the rights of the holders of Series A Preferred Stock and the rights, if any, of the holders of any other series of preferred stock of the Company then outstanding, the holders of common stock have the right to receive dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by the Company’s board of directors from amounts legally available therefor.

Liquidation, dissolution or winding up

Subject to applicable law and the rights, if any, of the holders of any series of preferred stock of the Company then outstanding, including the Series A Preferred Stock, in the event of the liquidation, dissolution or winding-up of the Company, holders of our common stock will be entitled to share ratably in proportion to the number of shares of common stock held by them in the assets of the Company available for distribution after payment or reasonable provision for the payment of all creditors of the Company.

Redemption, conversion or preemptive rights

Holders of common stock have no redemption rights, conversion rights or preemptive rights to subscribe to any or all additional issues of shares of capital stock the Company or securities convertible into capital stock of the Company.

Other provisions

There are no redemption provisions or sinking fund provisions applicable to the common stock of the Company.

The designations and the powers, preferences and rights, if any, and the qualifications, limitations and restrictions, if any, of the holders of our common stock will be subject to, and may be adversely affected by, the designations and the powers, preferences and rights, if any, and the qualifications, limitations and restrictions, if any, of the holders of any series of preferred stock of the Company then outstanding, including the Series A Preferred Stock.

Listing

Currently, our common stock is listed on the NYSE under the ticker symbol “APG.”

Preferred Stock

Additional Series of Preferred Stock

Under the certificate of incorporation, without stockholder approval, the Company’s board of directors is authorized by resolution to create and issue one or more series of preferred stock of the Company (in addition to the Series A Preferred Stock), and, with respect to each such series, to determine the number of shares constituting the series and the designations and the powers (including voting powers), preferences and rights, if any, which may include dividend rights, conversion or exchange rights, redemption rights and terms and liquidation preferences, and the qualifications, limitations and restrictions, if any, of the series. The Company’s board of directors may therefore create and issue one or more new series of preferred stock with voting power and preferences and rights that could adversely affect the holders of the Company’s common stock and which could have certain anti-takeover effects. Before the Company may issue any new series of preferred stock, our board of directors will be required to adopt resolutions creating and designating such series of preferred stock and certificate of designations setting forth a copy of such resolutions will be required to be executed, acknowledged and filed with the Secretary of State of the State of Delaware.

The particular terms of any series of preferred stock that we offer under this prospectus will be described in the applicable prospectus supplement relating to that series of preferred stock. Those terms may include:

•	the title and liquidation preference per share of the preferred stock and the number of shares offered;

•	the purchase price of the preferred stock;

•	the dividend rate (or method of calculation), the dates on which dividends will be payable, whether dividends shall be cumulative and, if so, the date from which dividends will begin to accumulate;

•	any redemption or sinking fund provisions of the preferred stock;

•	any conversion, redemption or exchange provisions of the preferred stock;

•	the voting rights, if any, of the preferred stock; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

You should refer to the certificate of designations establishing a particular series of preferred stock which will be filed with the Secretary of State of the State of Delaware and the SEC in connection with any offering of preferred stock.

Each prospectus supplement relating to a series of preferred stock may describe certain U.S. federal income tax considerations applicable to the purchase, holding and disposition of such series of preferred stock.

Series A Preferred Stock

As of December 31, 2020, the Company had 4,000,000 shares of Series A Preferred Stock issued and outstanding. The designations and the powers, preferences and rights, and the qualifications, limitations and restrictions of the Series A Preferred Stock are set forth in our certificate of incorporation.

Dividends

Subject to applicable law and the rights, if any, of any series of preferred stock of the Company then outstanding ranking senior to the Series A Preferred Stock as to dividends and on parity with the rights, if any, of any series of the Company’s preferred stock then outstanding ranking on parity with the Series A Preferred Stock and, if the Average Price (as defined in the certificate of incorporation) per share of the Company’s common stock (subject to adjustment in accordance with the certificate of incorporation) is $11.50 or more for any ten consecutive trading days, the holders of the Series A Preferred Stock will be entitled to receive, in respect of each Dividend Year (as defined below), in the aggregate, the “Annual Dividend Amount,” which is calculated as follows (the “Annual Dividend Amount”):

A X B, where:

A = an amount equal to 20% of the increase (if any) in the value of a share of the Company’s common stock, such increase calculated as being the difference between (i) the Average Price (as defined in the certificate of incorporation) per share of common stock over the last ten consecutive trading days of the Dividend Year for such Dividend Year (the “Dividend Price”) and (ii) (x) if no Annual Dividend Amount has previously been paid, a price of $10.00 per share of common stock, or (y) if an Annual Dividend Amount has previously been paid, the highest Dividend Price for any prior Dividend Year (subject to adjustment in accordance with the certificate of incorporation); and

B = 141,194,638 shares, being a number of shares of the Company’s common stock equal to the number of ordinary shares of the Company’s predecessor outstanding immediately following the acquisition of APi Group, Inc. by the Company (the “APi Acquisition”), including any ordinary shares issued pursuant to the exercise of warrants of the Company, but excluding any ordinary shares issued to shareholders or other beneficial owners of APi Group, Inc. in connection with the APi Acquisition, which such number of shares is subject to adjustment as provided in the certificate of incorporation (the “Series A Preferred Dividend Equivalent”).

“Dividend Year” means the Company’s financial year (which may be twelve months or any longer or shorter period) as determined by the Company’s board of directors, except that (i) in the event of the Company’s dissolution, the relevant Dividend Year will end on the trading day immediately prior to the date of dissolution and (ii) in the event of the automatic conversion of shares of Series A Preferred Stock into shares of common stock of the Company, the relevant Dividend Year will end on the trading day immediately prior to the date of such automatic conversion.

The Annual Dividend Amount is payable in shares of the Company’s common stock or cash, as determined by the Company’s board of directors. Each Annual Dividend Amount will be divided between the holders of Series A Preferred Stock pro rata to the number of Series A Preferred Stock held by them on the last day of the relevant Dividend Year (the “Dividend Date”). If the Company’s board of directors determines to pay the Annual Dividend Amount in shares of common stock, then each holder of a share of Series A Preferred Stock will be entitled to receive such number of whole shares of common stock as is determined by dividing the pro rata amount of the Annual Dividend Amount to which such holders is entitled, by the relevant Dividend Price (provided that any fractional shares of common stock due pursuant to such calculation shall not be paid and instead the nearest lower whole number of shares of common stock will be paid).

Subject to applicable law and the rights, if any, of any series of preferred stock of the Company then outstanding ranking senior to the Series A Preferred Stock as to dividends and on parity with the common stock of the Company and any series of preferred stock of the Company ranking on parity with such common stock, (i) a dividend per share of Series A Preferred Stock equal to the product obtained by multiplying the number of shares of common stock into which such shares of Series A Preferred Stock could then be converted, by the dividend payable on each such share of common stock, and (ii) a dividend per share of Series A Preferred Stock equal to the amount determined by dividing an amount equal to 20% of the dividend which would be distributable on such number of shares of common stock equal to the Series A Preferred Dividend Equivalent, by the number of shares of Series A Preferred Stock outstanding.

Automatic Conversion

The Series A Preferred Stock will be automatically converted into shares of the Company’s common stock on a one-for-one basis (subject to adjustment in accordance with the certificate of incorporation) on the last day of the seventh full financial year of the Company following October 1, 2019 (or if such date is not a trading day, the first trading day immediately following such date) (the “Automatic Conversion”).

Optional Conversion

By notice in writing and surrender of the relevant certificate or certificates to the Company, a holder of Series A Preferred Stock will be able to convert some or all of such holder’s Series A Preferred Stock into an equal number of shares of the Company’s common stock (subject to adjustment in accordance with the certificate of incorporation) and, in such circumstances, the shares of Series A Preferred Stock that were subject to such notice will be converted into shares of common stock on the fifth trading day after receipt by the Company of such written notice (the “Optional Conversion”). In the event of an Optional Conversion, no relevant portion of the Annual Dividend Amount will be payable in respect of those shares of Series A Preferred Stock that are converted into shares of common stock for the Dividend Year in which the date of the Optional Conversion occurs.

Voting Rights

Each holder of Series A Preferred Stock is entitled to one vote per share of Series A Preferred Stock on all matters submitted to a vote of stockholders of the Company generally, voting together with holders of the Company’s common stock as a single class. The holders of Series A Preferred Stock also have the right to vote separately as a single class on any amendment to the certificate of incorporation, whether by merger, consolidation or otherwise, that would alter or change the powers, preferences or rights or the qualifications, limitations or restrictions of the Series A Preferred Stock so as to affect them adversely and as provided by applicable Delaware law.

Exclusive Forum

The Company’s certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Delaware Court of Chancery will be the sole and exclusive forum for: (1) derivative actions or proceedings brought on behalf of us; (2) actions asserting a claim of fiduciary duty owed by any of our directors, officers or employees to us or our stockholder; (3) civil actions to interpret, apply, enforce or determine the validity of the certificate of incorporation or bylaws; or (4) actions asserting a claim governed by the internal affairs doctrine. If the Delaware Court of Chancery lacks jurisdiction over any of the foregoing actions or proceedings, the certificate of incorporation provides that the sole and exclusive forum for such actions or proceedings will be another state or federal court located in the State of Delaware, as long as such court has personal jurisdiction over the parties. In addition, the certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any action asserting a claim arising under the Securities Act.

Indemnification of Directors and Officers

Under the General Corporation Law of the State of Delaware (the “DGCL”), a Delaware corporation may include in its certificate of incorporation a provision that, subject to the limitations described below, eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. Such a provision may not eliminate or limit the liability of a director for (i) any breach of the duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the willful or negligent payment of unlawful dividends or purchases or redemptions of shares of stock, or (iv) transactions from which such director derived an improper personal benefit. The Company’s certificate of incorporation includes a provision providing that directors of the Company shall not be liable to the Company or our stockholders for monetary damages for breach of fiduciary duty, except to the extent such exemption or limitation is not permitted by the DGCL.

The DGCL also provides that a Delaware corporation has the power to indemnify any person who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee of another entity, against reasonable expenses (including attorneys’ fees) and, in actions not brought by or in the right of the corporation, judgments, fines and amounts paid in settlement, in each case, actually and reasonably incurred in connection with such action, suit or proceeding, but only if such person acted in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful, except that in any action brought by or in the right of the corporation, such indemnification may not be made if such person is adjudged liable to the corporation (unless otherwise determined by the court in which such action, suit or proceeding was brought or the Delaware Court of Chancery). In addition, under Delaware law, to the extent that a present or former director or officer of a Delaware corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or any claim, issue or matter therein, he or she must be indemnified by the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by him or her. Furthermore, under Delaware law, a Delaware corporation is permitted to maintain directors’ and officers’ insurance.

The Company’s bylaws require the Company to indemnify any person who is or was a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding described above by reason of the fact that such person is or was a director of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another entity, to the fullest extent permitted by law. The Company’s bylaws also require the Company to pay the legal expenses (including attorneys’ fees) of any such person in defending any such action, suit or proceeding in advance of its final disposition subject, in the case of present directors and officers, to the provision by such director or officer of an undertaking to repay the amounts advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under the bylaws or otherwise.

Anti-Takeover Effects of Delaware Law and the Certificate of Incorporation and Bylaws

Delaware law and the Company’s certificate of incorporation and bylaws contain provisions that may prevent or discourage a third party from acquiring the Company, even if the acquisition would be beneficial to our stockholders.

Pursuant to the certificate of incorporation, our board of directors have the authority to create one or more series of preferred stock of the Company (in addition to the Series A Preferred Stock) and to fix the designations and the powers, preferences and rights, if any, and the qualifications, limitations and restrictions, if any, of shares of such new series of preferred stock of the Company and to issue shares of such series without a stockholder vote, which could be used to dilute the ownership of a hostile acquiror.

Pursuant to the certificate of incorporation, our board of directors have the power to amend the bylaws of the Company, which may allow our board of directors to take certain actions to prevent an unsolicited takeover.

The Company is also subject to Delaware law prohibiting the Company from engaging in any “business combination” with an “interested stockholder” for a period of three years subsequent to the time that the stockholder became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction in which the stockholder became an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock (with certain exclusions); or

•

at or after the person becomes an interested stockholder, the business combination is approved by our board of directors and authorized by a vote of at least 66 2/3% of the outstanding voting stock of the Company not owned by the interested stockholder.

For purposes of Delaware law, an “interested stockholder” generally is defined as an entity or person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) directly or indirectly beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated or associated with such entity or person.

For purposes of Delaware law, a “business combination” includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. This Delaware law could prohibit or delay mergers or other takeover or change of control attempts with respect to the Company and, accordingly, may discourage attempts that might result in a premium over the market price for the shares held by stockholders of the Company.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s common stock is Computershare Trust Company, N.A.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the prospectus supplement the extent to which the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued under an indenture between us and a trustee to be identified in the applicable prospectus supplement. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

As used in this section only, “APi,” “we,” “our” or “us” refer to APi Group Corporation, excluding its subsidiaries, unless expressly stated or the context otherwise requires.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of and premium, if any, on the debt securities is payable and/or the method of determination thereof;

•	the place or places where payments will be made;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•

place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the right, if any, to extend the interest payment periods and the duration of such extension;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

•

the obligation, if any, of APi to redeem or purchase debt securities of the series pursuant to any sinking fund or analogous provisions (including payments made in cash in participation of future sinking fund obligations) or at the option of a holder thereof and the period or periods within which (or manner of determining the same), the price or prices at which (or manner of determining the same), and the terms and

•	conditions upon which, debt securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•

the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the form of the debt securities of the series, including the form of the trustee’s certificate of authentication for such series and any legends or endorsements to be placed thereon;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•

the currency of denomination of the debt securities, which may be U.S. Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•

if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•

the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•

any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•

the provisions, if any, relating to conversion or exchange of any securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

•	if other than the trustee, the identity of the trustee, the registrar, paying agent and custodian for the depositary;

•	if other than The Depository Trust Company, the identity of the depositary; and

•

any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities.    You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System.    Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

No Protection In the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a “successor person”) unless:

•

we are the surviving corporation or the successor person (if other than us) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us.

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•

default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any debt security of that series at its maturity;

•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or APi and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of APi; or

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain of our indebtedness or that of our subsidiaries outstanding from time to time.

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. Such acceleration will not be effective until the earlier of (1) the acceleration of indebtedness under our senior secured credit facilities or (2) five business Days after receipt by us of written notice of such acceleration, at which time the principal, premium, if any, interest and any other monetary obligations on all the then outstanding series of debt securities will become due and payable immediately. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in exercising such right of power. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•

the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity or security, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. If a Default or Event of Default occurs and is continuing with respect to the debt securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each holder of the debt securities of that series notice of a Default or Event of Default within 90 days after it occurs. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We and the trustee may modify and amend the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets;”

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•	to add covenants for the benefit of the holders or to surrender any right or power conferred upon APi;

•

to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments.

We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•

reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; and

•	waive a redemption payment with respect to any debt security.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance.    The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants.    The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default.    In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

PLAN OF DISTRIBUTION

We may from time to time offer and/or sell some or all of the securities covered by this prospectus. Registration of securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold. We may sell the securities in any of three ways (or in any combination) from time to time:

•	to or through underwriters or dealers for resale;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The applicable prospectus supplement will set forth the terms of the offering of such securities, including:

•	the name or names of any underwriters, dealers or agents and the amounts of shares underwritten or purchased by each of them;

•	the public offering price of the shares;

•	the net proceeds to us;

•	any discounts, commissions or concessions or other compensation allowed or reallowed or paid to underwriters, dealers or agents; and

•	any exchange or market on which the securities are listed or to which application will be made to list the securities.

We may designate agents to solicit purchases for the period of their appointment and to sell securities on a continuing basis, including pursuant to “at the market offerings.”

We may offer these securities to the public through underwriting syndicates represented by managing underwriters or through underwriters without a syndicate. If underwriters are used, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the related prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all the securities offered if any of the securities are purchased. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters and agents may from time to time purchase and sell the securities described in this prospectus and the relevant prospectus supplement in the secondary market, but are not obligated to do so. No assurance can be given that there will be a secondary market for the securities or liquidity in the secondary market if one develops. From time to time, underwriters and agents may make a market in the securities.

In order to facilitate the offering of the securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of the securities or of any other securities, the underwriters may bid for, and purchase, the securities or any other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Underwriters named in a prospectus supplement are, and dealers and agents named in a prospectus supplement may be, deemed to be “underwriters” within the meaning of the Securities Act in connection with the securities offered thereby, and any discounts or commissions they receive from us and any profit on their resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. We may have agreements with the underwriters, agents and dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect of these liabilities. Underwriters, agents and dealers may engage in transactions with or perform services for APi or our subsidiaries and affiliates in the ordinary course of business.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Unless indicated in the applicable prospectus supplement, we do not expect to apply to list the securities on a securities exchange.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Greenberg Traurig, P.A., Fort Lauderdale, Florida, and counsel for any underwriters or agents, if any, will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of APi Group Corporation and subsidiaries as of December 31, 2020 and 2019 (Successor), the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for the years ended December 31, 2020 and 2019 (Successor), period from January 1, 2019 through September 30, 2019, and the year ended December 31, 2018 (Predecessor), and the related notes (collectively, the consolidated financial statements) have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 consolidated financial statements makes reference to a change in method of accounting for leases as of January 1, 2019 due to the adoption of FASB Accounting Standard Codification (Topic 842) Leases.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov. We make available free of charge on our website at http://www.apigroupcorp.com our annual report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with the SEC. Finally, as our common stock is listed on the NYSE, certain materials filed by us may be inspected at the office of the NYSE located at 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. For further information with respect to us and our securities, reference is made to the registration statement, including the exhibits incorporated therein by reference or filed therewith. Statements contained herein relating to the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit or incorporated by reference into the registration statement. Each such statement is qualified in its entirety by such reference. You may review a copy of the registration statement and the exhibits without charge at the SEC’s public reference room at the address stated above, as well as through the SEC’s Internet site, also stated above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement and any reports filed by us with the SEC after the date of this prospectus and before the date that the offerings of the securities by means of this prospectus are terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC, which documents contain important information about us and our common stock:

•	our annual report on Form 10-K for the year ended December 31, 2020, filed on March 24, 2021;

•	our quarterly report on Form 10-Q for the three months ended March 31, 2021, filed on May 12, 2021;

•	our current report on Form 8-K , filed on February 26, 2021;

•	our current report on Form 8-K , filed on February 19, 2021;

•	our current report on Form 8-K , filed on January 28, 2021;

•	our current report on Form 8-K , filed on January 4, 2021;

•

the description of our common stock set forth in our registration statement on Form 8-A, filed on April 27, 2020 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any subsequent amendment or report filed for the purpose of updating that description; and

•

all subsequent documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this prospectus and before the termination of the offerings to which this prospectus relates.

This prospectus does not, however, incorporate by reference any documents or portions thereof, whether specifically listed above or furnished by us in the future, that are not deemed “filed” with the SEC, including information “furnished” pursuant to Items 2.02, 7.01 and 9.01 of Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Any information incorporated by reference herein is available to you without charge upon written or oral request. If you would like a copy of any of this information, please submit your request to us at the following address:

APi Group Corporation

1100 Old Highway 8 NW

New Brighton, Minnesota 55112

Attn: Secretary

Tel: (651) 636-4320

19,753,087 Shares

APi Group Corporation

Common Stock

PROSPECTUS SUPPLEMENT

Joint book-running managers

Citigroup	Barclays

J.P. Morgan	RBC Capital Markets	BofA Securities	Baird	UBS Investment Bank

Co-managers

BTIG            CJS Securities

Prospectus Supplement dated September 14, 2021